Exhibit 4.37

EXECUTION VERSION

R18,239,760 TERM LOAN FACILITY AGREEMENT

between

BUSINESS VENTURE INVESTMENTS NO. 1677 PROPRIETARY LIMITED

(as Borrower)

and

HARMONY GOLD MINING COMPANY LIMITED

(as Lender)

THIS AGREEMENT is dated 20 March 2013 and made between:

(1)	BUSINESS VENTURE INVESTMENTS NO. 1677 PROPRIETARY LIMITED (Registration No. 2012/035756/07), a limited liability company duly registered and incorporated in accordance with the laws of South Africa (the “Borrower”); and

(2)	HARMONY GOLD MINING COMPANY LIMITED (Registration No. 1950/038232/06), a limited liability company duly registered and incorporated in accordance with the laws of South Africa (the “Lender”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

In this Agreement:

1.1.1.	Acceptable Bank means:

1.1.1.1.	any of Absa Bank Limited, FirstRand Bank Limited, Investec Bank Limited, Nedbank Limited and The Standard Bank of South Africa Limited;

1.1.1.2.	a bank or financial institution which has an international rating for its long-term unsecured and non-credit enhanced debt obligations of A+ or higher by Standard & Poor’s Ratings Services or Fitch Ratings Ltd or A1- or higher by Moody’s Investor Services Limited, or a comparable rating from an internationally recognised credit rating agency, and any other bank or financial institution approved by the Lender;

1.1.2.	Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person, or any other Subsidiary of that Holding Company;

1.1.3.	Auditors means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or any other firm approved in advance by the Lender (such approval not to be unreasonably withheld or delayed);

1.1.4.	Available Commitment means the Lender’s Commitment under the Facility;

1.1.5.	Base Rate means:

1.1.5.1.	for an Interest Period of the Loan or Unpaid Sum, JIBAR; or

1.1.5.2.	for an Interest Period of the Loan which is less than a full period of 3 (three) Months, (a Broken JIBAR Period), the rate determined in accordance with the following formula:

where:

R	=	the Base Rate;

R1	=	JIBAR for the period closest to but less than the Broken JIBAR Period plus, if this would result in R1 being equal to the JIBAR Overnight Deposit Rate, 0.01 per cent.;

R2	=	JIBAR for the period closest to but greater than the Broken JIBAR Period;

T	=	the number of days in the Broken JIBAR Period;

T1	=	the number of days in the period for which R1 is quoted on the first day of the Broken JIBAR Period;

T2	=	the number of days in the period for which R2 is quoted on the first day of the Broken JIBAR Period;

1.1.6.	BEECo2 means Business Venture Investments No 1687 Proprietary Limited (Registration No. 2012/030646/07), a limited liability company duly registered and incorporated in accordance with the laws of South Africa;

1.1.7.	BEECo3 means Business Venture Investments No 1688 Proprietary Limited (Registration No. 2012/030648/07), a limited liability company duly registered and incorporated in accordance with the laws of South Africa;

1.1.8.	BEE Shareholder means:

1.1.8.1.	the Borrower;

1.1.8.2.	Histopath;

1.1.8.3.	BEECo2;

1.1.8.4.	BEECo3; and

1.1.8.5.	the Community Trust;

1.1.9.	BEE Shareholders Put Option has the meaning given to that term in Clause 18.1 (BEE Shareholders Put Option) of the Subscription, Sale & Shareholders Agreement;

1.1.10.	Break Costs means the amount (if any) determined by the Lender by which:

1.1.10.1.	the interest which the Lender should have received for the period from the date of receipt of an amount repaid or prepaid in respect of any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period for that Loan or Unpaid Sum, if the principal amount of that Loan or Unpaid Sum received had been paid on the last day of that Interest Period;

exceeds:

1.1.10.2.	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount of the Loan or Unpaid Sum received by it on deposit with a Reference Bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

1.1.11.	Business Day means a day (other than a Saturday, a Sunday or official public holiday) on which banks are open for general business in Johannesburg;

1.1.12.	“Cashflow Waterfall Agreement” means the agreement dated on or about the Signature Date, between the Lender, the Borrower, the other BEE Shareholders, the Project Company and the Sponsor, setting out the priority of payment obligations of the Project Company;

1.1.13.	Closing Date means the date on which the Lender issues the notice contemplated by Clause 3.1 (Initial conditions precedent);

1.1.14.	Commitment means R18 239 760,00 (eighteen million two hundred and thirty nine thousand seven hundred and sixty Rand) to the extent not cancelled, reduced or transferred under this Agreement;

1.1.15.	Community Trust means the trustees for the time being of the Harmony Gold Community Trust, a trust established under the laws of South Africa (Master’s reference number IT248/2013);

1.1.16.	Companies Act means the Companies Act, 2008, including all regulations promulgated under that act;

1.1.17.	Compliance Certificate means a certificate substantially in the form set out in Schedule 3 (Form of Compliance Certificate) or otherwise in the agreed form;

1.1.18.	Default means:

1.1.18.1.	an Event of Default; or

1.1.18.2.	any event or circumstance specified in Clause 21 (Events of Default) which (with the expiry of any applicable grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) would be an Event of Default;

1.1.19.	Disruption Event means either or both of:

1.1.19.1.	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

1.1.19.2.	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

1.1.19.2.1.	from performing its payment obligations under the Finance Documents; or

1.1.19.2.2.	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

1.1.20.	Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

1.1.20.1.	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

1.1.20.2.	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

1.1.20.3.	land (including, without limitation, land under water);

1.1.21.	Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law;

1.1.22.	Environmental Law means any applicable law or regulation which relates to:

1.1.22.1.	the pollution or protection of the Environment;

1.1.22.2.	harm to or the protection of human health;

1.1.22.3.	the conditions of the workplace; or

1.1.22.4.	the generation, handling, storage, use, release, emission or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste;

1.1.23.	Environmental Permit means any permit and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Project Company, or any member of the Group conducted on or from the properties owned or used by the Project Company or another member of the Group;

1.1.24.	Event of Default means any event or circumstance specified as such in Clause 21 (Events of Default);

1.1.25.	Facility means the amortising term loan facility made available under this Agreement, as described in Clause 2 (The Facility);

1.1.26.

Facility Outstandings means, at any time, the aggregate of all amounts of loan principal, accrued interest, Break Costs, early settlement premia, fees and all other amounts outstanding in respect of the Facility under the Finance

Documents (including, without limitation, any claim for direct damages or restitution, any claim as a result of any recovery by the Borrower or another person of a payment or discharge under the Finance Documents on the grounds of preference, and each amount which would be included in any of the above but for any discharge, non-provability or unenforceability of a claim in any insolvency or other proceedings);

1.1.27.	Final Discharge Date means the date on which:

1.1.27.1.	the Facility Outstandings have been irrevocably and unconditionally finally paid and discharged in full (whether or not as a result of enforcement);

1.1.27.2.	the Lender has no commitment to provide finance or any other form of credit or financial accommodation to any person under any Finance Document,

as certified by the Lender within 5 (five) Business Days of request by the Borrower, if all the requirements above have in fact been met;

1.1.28.	Final Maturity Date means 31 December 2019;

1.1.29.	Finance Document means:

1.1.29.1.	this Agreement;

1.1.29.2.	the Cashflow Waterfall Agreement;

1.1.29.3.	the Security Documents;

1.1.29.4.	a Compliance Certificate;

1.1.29.5.	any document amending any Finance Document referred to in paragraphs 1.1.29.1 to 1.1.29.4 above,

and any other document designated as such by the Lender and the Borrower;

1.1.30.	Financial Indebtedness means any indebtedness for or in respect of:

1.1.30.1.	moneys borrowed, credit provided and debit balances at financial institutions;

1.1.30.2.	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

1.1.30.3.	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

1.1.30.4.	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

1.1.30.5.	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

1.1.30.6.	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

1.1.30.7.	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the mark-to-market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

1.1.30.8.	any amount raised by the issue of a share which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) is mandatorily redeemable or redeemable at the option of its holder;

1.1.30.9.	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

1.1.30.10.	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs 1.1.30.1 to 1.1.30.9 above;

1.1.31.	First Payment Date means 31 December 2013;

1.1.32.	FreeGold means ARMgold-Harmony Freegold Joint Venture Company Proprietary Limited (Registration No 2001/029602/07), a limited liability company duly registered and incorporated in accordance with the laws of South Africa;

1.1.33.	Group means the Project Company and each of its Subsidiaries from time to time;

1.1.34.	Histopath means Histopath Proprietary Limited (Registration No. 2012/082229/07), a limited liability company duly registered and incorporated in accordance with the laws of South Africa;

1.1.35.	Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

1.1.36.	IFRS means international accounting standards within the meaning of IAS Regulation (EC) No 1606/2002 of the European Parliament and of the Council of the European Union, to the extent applicable to the relevant financial statements;

1.1.37.	Insurance means any contract or policy of insurance and reinsurance taken out by or on behalf of a member of the Group or under which it has a right to claim;

1.1.38.	Intellectual Property Rights means:

1.1.38.1.	any know-how, patent, trade mark, service mark, design, invention, trading or business name, domain name, topographical or similar right;

1.1.38.2.	any copyright, data base or other intellectual property right; or

1.1.38.3.	any interest and rights to use (including by way of licence) in the above,

in each case whether registered or not, and includes any related application;

1.1.39.	Interest Period means, in relation to the Loan, each period determined in accordance with Clause 7 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 6.3 (Default interest);

1.1.40.	Interest Reset Date means the first day of January, April, July and October of each year;

1.1.41.	JIBAR means, for an Interest Period of the Loan or Unpaid Sum:

1.1.41.1.	the applicable Screen Rate; or

1.1.41.2.	(if no Screen Rate is available for the Interest Period of that Loan or Unpaid Sum) the arithmetic mean of the rates (rounded upwards to four decimal places), as supplied to the Lender at its request, quoted by the Reference Banks to leading banks in the Johannesburg interbank market, as of 11h00 on the Quotation Day for the offering of deposits in Rand for a period of 3 (three) months;

1.1.42.	JIBAR Overnight Deposit Rate means, for an Interest Period of the Loan or Unpaid Sum:

1.1.42.1.	the applicable Screen Rate; or

1.1.42.2.	(if no Screen Rate is available for the Interest Period of that Loan or Unpaid Sum) the arithmetic mean of the rates (rounded upwards to four decimal places), as supplied to the Lender at its request, quoted by the Reference Banks to leading banks in the Johannesburg interbank market, as of 11h00 on the Quotation Day for the offering of overnight deposits in Rand;

1.1.43.	Kopano means Kopano Resources Proprietary Limited (Registration No. 2000/023004/07), a limited liability company duly registered and incorporated in accordance with the laws of South Africa;

1.1.44.	Loan means the loan made or to be made under the Facility, or the principal amount outstanding of the loan from time to time;

1.1.45.	Major Project Party means:

1.1.45.1.	the Borrower; and

1.1.45.2.	the Project Company;

1.1.46.	Margin means for any amount (including an Unpaid Sum) outstanding under the Facility, 3.25% (three point two five per cent) per annum (subject to any adjustments required to be made under this Agreement from time to time);

1.1.47.	Material Adverse Effect means an effect which in the opinion of the Lender is or is reasonably likely to be materially adverse to:

1.1.47.1.	the business, operations, property, condition (financial or otherwise) or prospects of a Major Project Party;

1.1.47.2.	the ability of any Major Project Party to perform any of its obligations under the Transaction Documents; or

1.1.47.3.	the validity or enforceability of any of the Transaction Documents or the rights or remedies of the Lender under any of the Transaction Documents;

1.1.47.4.	the validity or enforceability of, or effectiveness or ranking of any Security granted or purported to be granted pursuant to, any Transaction Document;

1.1.48.	Material Agreement means a “Contract”, as defined in the Sale of Business Agreement;

1.1.49.	Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

1.1.49.1.	(subject to paragraph 1.1.49.3 below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

1.1.49.2.	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

1.1.49.3.	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end;

1.1.50.	MPRDA means the Minerals and Petroleum Resources Development Act, 2002, including all regulations promulgated under that act;

1.1.51.	Original Financial Statements means the internally prepared management accounts of the Sponsor provided to the Project Company under the Sale of Business Agreement on or before the Closing Date;

1.1.52.	Parent means Harmony Gold Mining Company Limited (Registration No. 1950/038232/06), a company incorporated under the laws of South Africa;

1.1.53.	Party means a party to this Agreement;

1.1.54.	Payment Date means:

1.1.54.1.	the last day of June and December of each year; and

1.1.54.2.	the Final Maturity Date;

1.1.55.	Project means the mining of the Tailings Dams (as defined in the Sale of Business Agreement);

1.1.56.	Project Company means Business Venture Investments No 1692 Proprietary Limited (Registration No. 2012/041001/07), a limited liability company duly registered and incorporated in accordance with the laws of South Africa;

1.1.57.	Project Company Mining Right means the “Tailings Dam Mining Right” as defined in the Sale of Business Agreement;

1.1.58.	Project Document means:

1.1.58.1.	the Sale of Business Agreement;

1.1.58.2.	the FreeGold Sale Agreement;

1.1.58.3.	the Subscription, Sale & Shareholders Agreement;

1.1.58.4.	the Contractor Agreement;

1.1.58.5.	the Services Agreement;

1.1.58.6.	the BEECo Undertakings;

1.1.58.7.	the Sikhuliso Undertaking;

1.1.58.8.	the Memorandum of Incorporation of the Project Company;

1.1.58.9.	the Project Company Mining Right (with effect from the date on which it is ceded to the Project Company pursuant to Clause 18 (Cession of Tailings Dams Mining Right) of the Sale of Business Agreement);

1.1.58.10.	each notarial deed and other document under which a Servitude is granted to the Project Company,

in each case, as defined in Schedule 4 (Project Documents), and any other document designated as such by the Lender and the Borrower;

1.1.59.	Project Site means the “Mining Area”, as defined in the Sale of Business Agreement;

1.1.60.	Quotation Day means, in relation to any period for which an interest rate is to be determined, the first day of that period or such other day as the Lender determines is generally treated as the rate fixing day by market practice in the Johannesburg interbank market;

1.1.61.	Reference Banks means the principal Johannesburg offices of Absa Bank Limited, FirstRand Bank Limited, Nedbank Limited and The Standard Bank of South Africa Limited, or such other banks as may be appointed by the Lender in consultation with the Borrower;

1.1.62.	Repayment Instalment means each scheduled instalment of capital contemplated in Clause 4.1.1 for the repayment of the Loan made under the Facility;

1.1.63.	Repayment Proceeds means all amounts (comprising capital and/or interest and other prepayments or amounts) repaid or prepaid by the Project Company to the Borrower pursuant to the provisions of the Cashflow Waterfall Agreement;

1.1.64.	Repeating Representations means each of the representations contemplated in Clause 17 (Representations);

1.1.65.	Sanctioned Entity means:

1.1.65.1.	a person, country or territory which is listed on a Sanctions List or subject to the Sanctions;

1.1.65.2.	a person which is ordinarily resident in a country or territory which is listed on a Sanctions List or subject to the Sanctions;

1.1.66.	Sanctioned Transaction means the use the proceeds of the Facilities for the purpose of financing or providing any credit, directly or indirectly, to:

1.1.66.1.	a Sanctioned Entity; or

1.1.66.2.	any other person or entity, if the Borrower (or any Affiliate of the Borrower) has actual knowledge that the person or entity proposes to use the proceeds of the financing or credit for the purpose of financing or providing any credit, directly or indirectly, to a Sanctioned Entity, in each case to the extent that to do so is prohibited by, or would cause any breach of, Sanctions;

1.1.67.	Sanctions means trade, economic or financial sanctions or embargoes imposed, administered or enforced from time to time by any authority referred to in the definition of “Sanctions List” in this Clause 1.1.68 below;

1.1.68.	Sanctions List means any of the lists of specifically designated nationals, persons or entities (including, without limitation, the SDN List) published by:

1.1.68.1.	the government of the United States of America (and administered by the United States Department of Treasury’s Office of Foreign Assets Control or the State Department, the Department of Commerce or the Department of the Treasury of the United States of America);

1.1.68.2.	Her Majesty’s Treasury of the United Kingdom of Great Britain and Northern Ireland or the Bank of England;

1.1.68.3.	the government of the Republic of France;

1.1.68.4.	the government of the Commonwealth of Australia;

1.1.68.5.	the European Union; or

1.1.68.6.	the United Nations Security Council,

under any applicable law or regulation, in each case as amended, supplemented or substituted from time to time;

1.1.69.	SDN List means the Specially Designated Nationals and Blocked Persons List, as published by the United States Department of the Treasury’s Office of Foreign Asset Control, and available on the internet at the following website: http://www.treas.gov/offices/enforcement/ofac/sdn/index.html or any official successor website;

1.1.70.	Screen Rate means;

1.1.70.1.	for JIBAR, the Johannesburg Interbank Agreed Rate;

1.1.70.2.	for the JIBAR Overnight Deposit Rate, the SAFEX overnight call deposit rate,

polled and published in each case, by the South African Futures Exchange (a division of the JSE Limited) for deposits in Rand for the relevant period, as displayed on the appropriate page of the Reuters screen selected by the Lender. If the relevant page is replaced or the information service ceases to be available, the Lender (after consultation with the Borrower) may specify another page or service displaying the appropriate rate;

1.1.71.	Security means a mortgage bond, notarial bond, cession in security, pledge, hypothec, lien, charge, assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect but excluding statutory preferences;

1.1.72.	Security Documents means:

1.1.72.1.	the pledge and cession in securitatem debiti dated on or about the date hereof, between the Borrower and the Lender;

1.1.72.2.	any written notice to a third person of the Security established under the security agreement set out in paragraph 1.1.72.1 above, and any written acknowledgement of that notice which is required to be delivered to the Lender under that security agreement;

1.1.72.3.	any other document evidencing or creating any guarantee or security over any asset of the Borrower to secure any obligation of the Borrower to the Lender under the Finance Documents;

1.1.73.	Servitudes means the “Servitudes” as defined in the Sale of Business Agreement;

1.1.74.	Shareholder Loans means the loans advanced by each of the Borrower, Histopath, BEECo2 and BEECo3 in terms of Clause 14 (Initial Funding of the Company) of the Subscription, Sale & Shareholders Agreement (as defined in Schedule 4 hereof);

1.1.75.	Signature Date means the date on which, once this Agreement has been signed by all the Parties, it is signed by the last Party to do so;

1.1.76.	Sikhuliso means Sikhuliso Resources Proprietary Limited (Registration No. 2006/021911/07), a limited liability company duly registered and incorporated in accordance with the laws of South Africa;

1.1.77.	South Africa means the Republic of South Africa;

1.1.78.	Sponsor means Harmony Gold Mining Company Limited (Registration No. 1950/038232/06), a company incorporated under the laws of South Africa;

1.1.79.	Subsidiary means a “subsidiary” as defined in the Companies Act, and includes any person who, but for not being a “company” under the Companies Act, would be a “subsidiary” as defined in the Companies Act;

1.1.80.	Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

1.1.81.	Transaction Document means:

1.1.81.1.	a Finance Document; or

1.1.81.2.	a Project Document;

1.1.82.	Treasury Transaction means any derivative transaction entered into in connection with protection against or to benefit from fluctuations in any rate, price, index or credit rating;

1.1.83.	Unpaid Sum means any sum due and payable but unpaid by the Borrower under the Finance Documents;

1.1.84.	Utilisation means a utilisation of the Facility;

1.1.85.	VAT means (i) value added tax as provided for in the Value Added Tax Act, 1991; (ii) any general service Tax; and (iii) other Tax of a similar nature;

1.1.86.	ZAR, Rand or R means South African Rand, the lawful currency of South Africa.

1.2.	Financial definitions

In this Agreement the following terms have the meanings set out below:

1.2.1.	Cash means an amount (denominated in Rand, or any other currency approved by the Lender) of cash in hand, or credit balances or amounts on deposit with an Acceptable Bank to which the Borrower is beneficially entitled if:

1.2.1.1.	the cash is accessible and may be withdrawn in full by the Borrower within 30 (thirty) days;

1.2.1.2.	access to and withdrawal of the cash is not contingent on the prior discharge of any indebtedness of any person or the satisfaction of any other condition;

1.2.1.3.	no Security exists over the cash or over claims in respect thereof (other than Security arising under the Security Documents); and

1.2.1.4.	the cash is freely and (except as mentioned in paragraph 1.2.1.1 above) immediately available to be applied in repayment or prepayment of the Facility;

1.2.2.	Cash Equivalents means, at any time:

1.2.2.1.	certificates of deposit maturing within 30 (thirty) days after the relevant date of calculation, issued by an Acceptable Bank;

1.2.2.2.	investments accessible and which can be monetised within 30 (thirty) days in a South African money market collective investment scheme which:

1.2.2.2.1.	has an international credit rating of A-1 or higher by Standard & Poor’s Ratings Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or a comparable rating from an internationally recognised credit rating agency;

1.2.2.2.2.	invests substantially all its assets in securities of the type described in paragraph 1.2.2.1 above; or

1.2.2.3.	any other debt security approved by the Lender,

in each case, denominated in Rand or another currency approved by the Lender, and to which the Project Company is beneficially entitled at that time and which is not subject to any Security (other than Security arising under the Security Documents);

1.2.3.	Capital Expenditure means any expenditure which is treated as capital expenditure in accordance with IFRS (including the capital element of any expenditure or obligation incurred in connection with a lease or hire purchase agreement which constitutes Financial Indebtedness);

1.2.4.	Debt Service means, in relation to a Measurement Period, Finance Costs payable during that period, plus all principal amounts of Financial Indebtedness of the Project Company under the Finance Documents which fell due for repayment or prepayment during that period, whether or not paid or deferred for payment after that period;

1.2.5.	Debt Service Cover Ratio means the ratio as contemplated in Clause 19 (Financial Covenants);

1.2.6.	EBITDA means, in relation to a Measurement Period, the aggregate accrued operating income of the Project Company for that period (including the results from discontinued operations), without taking any account of the following items:

1.2.6.1.	any Interest accrued as an obligation of, or owed to, the Project Company, whether or not paid, deferred or capitalised during that period;

1.2.6.2.	any amount of Tax on profits, gains or income paid or payable by the Project Company and any amount of any rebate or credit in respect of Tax on profits, gains or income received or receivable by the Project Company;

1.2.6.3.	any depreciation or amortisation whatsoever, and any charge for impairment or any reversal in that period of any previous impairment charge;

1.2.6.4.	any loss against book value incurred by the Project Company on the disposal of any asset (other than trading stock) during that period;

1.2.6.5.	any gain over book value arising in favour of the Project Company on the disposal of any asset (other than trading stock) during that period and any gain arising on any revaluation of an asset during that period;

1.2.6.6.	any unrealised gains or losses due to exchange rate movements which is reported through the income statement;

1.2.6.7.	any unrealised gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis) which is reported through the income statement;

1.2.6.8.	the amount of profit or loss of the Project Company which is attributable to the minority interests of a person (not being a member of the Group) who is a shareholder of a member of the Group;

1.2.6.9.	the amount of profit of any associate entity (which is not a member of the Group) in which the Project Company has an ownership interest, to the extent that the amount of such profit reported through the income statement exceeds the amount (net of any applicable withholding tax) received in cash by that the Project Company through distributions by that entity;

1.2.6.10.	any extraordinary items (as contemplated by AC103 of the South African Accounting Practices Board) reported through the income statement for that period;

1.2.7.	Finance Costs means, in relation to a Measurement Period, all Interest (whether paid, payable or added to principal) incurred by the Project Company during that period;

1.2.8.	Free Cashflow means, in relation to any Measurement Period, EBITDA for that period:

1.2.8.1.	minus all amounts of Tax on profits, gains or income actually paid and/or which fell due for immediate payment during that period (and minus the amount of any withholding tax withheld from any amount paid by the Project Company for such period);

1.2.8.2.	plus the amount of any rebate or credit in respect of any Tax on profits, gains or income actually received in cash by the Project Company during that period;

1.2.8.3.	minus any increase or plus any decrease in Net Working Capital between the first day and the last day of that Measurement Period;

1.2.8.4.	minus all Capital Expenditure actually paid or contractually falling due for payment by the Project Company during that period;

1.2.8.5.	plus the net amount of all proceeds received in cash by the Project Company during that period in relation to the disposal of an asset or a claim under a contract of insurance which are not applied (or required to be applied) in replacing or reinstating that asset (after deducting Taxes (and amounts reasonably reserved in respect of Taxes) payable by the Project Company in respect of that disposal or claim and all costs and expenses incurred by the Project Company directly in connection with that disposal or claim);

1.2.8.6.	plus the amount (net of any applicable withholding tax) of any dividends or other distributions received in cash by the Project Company during that period from any entity which is not itself a member of the Group;

1.2.8.7.	minus all non-cash credits and plus all non-cash debits and other non-cash charges included in establishing EBITDA for that period (to the extent not included in calculating Consolidated Net Working Capital as at the last day of the Measurement Period);

1.2.8.8.	plus any positive and minus any negative extraordinary or exceptional items received or which are paid or fall due for payment by the Project Company in cash during such period, to the extent not already taken into account in calculating Consolidated EBITDA for that period;

1.2.9.	Interest means:

1.2.9.1.	interest and amounts in the nature of interest accrued;

1.2.9.2.	prepayment penalties or premiums incurred in repaying or prepaying any Financial Indebtedness;

1.2.9.3.	discount fees and acceptance fees payable or deducted in respect of any Financial Indebtedness, including fees payable in respect of letters of credit and guarantees;

1.2.9.4.	any net payment (or, if appropriate in the context, receipt) under any interest rate hedging agreement or instrument, taking into account any premiums payable; and

1.2.9.5.	any other payments and deductions of similar effect (including the finance cost element of finance leases),

and includes commitment and non-utilisation fees (including those payable under the Finance Documents), but excludes front-end, management, arrangement and participation fees with respect to any Financial Indebtedness (including those payable under the Finance Documents);

1.2.10.	Measurement Date means the Payment Date;

1.2.11.	Measurement Period means each period of 6 (six) months preceding a Measurement Date;

1.2.12.	Net Working Capital, as at any date, means Current Assets minus Current Liabilities, all as at that date, and for this purpose:

1.2.12.1.	Current Assets means all the current assets of the Project Company as at that date (other than Cash or Cash Equivalents; any credit receivable for Tax on profits, gains or income suffered; and Interest receivable; and any payments of Financial Indebtedness receivable by the Project Company which are required to be excluded by IFRS);

1.2.12.2.	Current Liabilities means all the current liabilities of the Project Company at that date (other than any accrued or unpaid Interest; any liabilities in respect of Tax on profits, gains or income; any dividends, redemptions and other distributions payable to shareholders of the Project Company (whether or not declared); and Financial Indebtedness owing by the Project Company which are required to be excluded by IFRS),

1.3.	Construction

1.3.1.	In this Agreement, unless inconsistent with the context, any reference to:

1.3.1.1.	the Lender, any Major Project Party, any Party or any other person shall be construed so as to include its successors in title, permitted cessionaries and permitted transferees;

1.3.1.2.	a document being in the agreed form means that the document is in a form previously agreed in writing by or on behalf of the Borrower and the Lender or, if not so agreed, is in form and substance satisfactory to the Lender;

1.3.1.3.	an amendment includes an amendment, supplement, novation, re-enactment, replacement, restatement or variation and amend will be construed accordingly;

1.3.1.4.	assets includes businesses, undertakings, securities, properties, revenues or rights of every description and whether present or future, actual or contingent;

1.3.1.5.	an authorisation includes authorisation, consent, approval, resolution, licence, permit, exemption, filing, notarisation, lodgement or registration;

1.3.1.6.	authority includes any court or any governmental, intergovernmental or supranational body, agency, department or any regulatory, self-regulatory or other authority;

1.3.1.7.	a disposal means a sale, transfer, cession, assignment, donation, grant, lease, licence or other alienation or disposal, whether voluntary or involuntary and whether pursuant to a single transaction or a series of transactions, and dispose will be construed accordingly;

1.3.1.8.	a distribution means a transfer by a company of money or other assets of the company (other than its own shares) to, or to the order (or otherwise for the benefit) of, one or more holders of shares in that company or another company within the same group of companies, including any principal or interest in respect of amounts due (whether in respect of an intercompany or a shareholder loan or otherwise); any dividend (including any interest on any unpaid amount of a dividend), charge, fee, consideration or other distribution (whether in cash or in kind) on or in respect of its shares or share capital (or any class of its share capital); any repayment or distribution of any share premium account; and the payment of any management, advisory or other fee;

1.3.1.9.	a Finance Document or any other agreement or instrument includes (without prejudice to any prohibition on amendments) all amendments (however fundamental) to that Finance Document or other agreement or instrument, including any amendment providing for any increase in the amount of a facility or any additional facility or replacement facility;

1.3.1.10.	a guarantee means any guarantee, bond, letter of credit, indemnity or similar assurance against financial loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person, where, in each case, that obligation is assumed in order to maintain or assist the ability of that person to meet any of its indebtedness;

1.3.1.11.	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.3.1.12.	know your customer requirements are the identification checks that the Lender requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

1.3.1.13.	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

1.3.1.14.	a refinancing means an unscheduled repayment of Loans and other amounts outstanding under the Finance Documents which is funded, directly or indirectly, by way of Financial Indebtedness incurred or shares issued by a member of the Group, and refinance will be construed accordingly;

1.3.1.15.	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

1.3.2.	a provision of law is a reference to that provision as extended, applied, amended or re-enacted, and includes any subordinate legislation;

1.3.3.	one gender include a reference to the others; the singular includes the plural and vice versa; natural persons include juristic persons and vice versa; and

1.3.4.	a time of day is a reference to Johannesburg time.

1.3.5.	Section, Clause and Schedule headings are for ease of reference only, and do not in any way affect the interpretation of a Finance Document.

1.3.6.	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.3.7.	A Default (other than an Event of Default) is continuing if it has not been remedied or waived by the Lender, and an Event of Default is continuing if it has not been waived by the Lender.

1.3.8.	If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in an interpretation clause, effect shall be given to it as if it were a substantive provision of the relevant Finance Document.

1.3.9.	The Schedules to a Finance Document form an integral part thereof and a reference to a Clause or a Schedule is a reference to a clause of, or a schedule to, this Agreement.

1.3.10.	Unless expressly otherwise provided in a Finance Document or inconsistent with the context, any number of days prescribed in a Finance Document must be calculated by including the first and excluding the last day, unless that last day falls on a day that is not a Business Day, in which case, if the last day is a payment date, the last day will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not), or, if the last day is a not payment date, the last day will instead be the next Business Day.

1.3.11.	The rule of construction that, in the event of ambiguity, a contract shall be interpreted against the party responsible for the drafting thereof, shall not apply in the interpretation of the Finance Documents.

1.3.12.	The use of the word including followed by specific examples will not be construed as limiting the meaning of the general wording preceding it, and the eiusdem generis rule must not be applied in the interpretation of such general wording or such specific examples.

1.3.13.	The expiry or termination of any Finance Documents shall not affect those provisions of the Finance Documents that expressly provide that they will operate after any such expiry or termination or which of necessity must continue to have effect after such expiry or termination, notwithstanding that the clauses themselves do not expressly provide for this.

1.3.14.	The Finance Documents shall to the extent permitted by applicable law be binding on and enforceable by the administrators, trustees, permitted cessionaries, business rescue practitioners or liquidators of the Parties as fully and effectually as if they had signed the Finance Documents in the first instance and reference to any Party shall be deemed to include such Party’s administrators, trustees, permitted cessionaries, business rescue practitioners or liquidators, as the case may be.

1.3.15.	Unless the contrary intention appears:

1.3.15.1.	a reference to a Party will not include that party if it has ceased to be a party under this Agreement;

1.3.15.2.	any obligation of the Borrower under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of the Borrower is or may be, or is capable of becoming, outstanding under the Finance Documents; and

1.3.15.3.	any obligation of the Borrower under the Finance Documents includes an obligation on the Borrower not to contract or agree to do something or not to do something which would breach that first obligation, unless such contract or agreement is conditional on the approval of the Lender.

1.4.	Third party rights

1.4.1.	Except as expressly provided for in this Agreement or in any other Finance Document, no provision of any Finance Document constitutes a stipulation for the benefit of any person who is not a party to that Finance Document.

1.4.2.	Notwithstanding any term of any Finance Document, the consent of any person who is not a party to that Finance Document is not required to rescind or vary that Finance Document at any time except to the extent that the relevant variation or rescission (as the case may be) relates directly to the right conferred upon any applicable third party under a stipulation for the benefit of that party that has been accepted by that third party.

SECTION 2

THE FACILITY

2.	THE FACILITY AND PURPOSE

2.1.	Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a Rand-denominated amortising term loan facility in an aggregate amount equal to the Commitment.

2.2.	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards financing the Shareholder Loan to be advanced by the Borrower to the Project Company, and for no other purpose whatsoever.

2.3.	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

3.	CONDITIONS OF UTILISATION

3.1.	Initial conditions precedent

The Lender shall have no obligation to advance the Loan or provide any other form of credit or financial accommodation under any Finance Document unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions precedent), in form and substance satisfactory to the Lender. The Lender shall notify the Borrower as soon as reasonably practicable upon being so satisfied.

3.2.	Further conditions precedent

Subject to the terms of this Agreement, the Lender will only be obliged to participate in the Loan if, in the opinion of the Lender, on the Closing Date:

3.2.1.	the Repeating Representations are correct in all material respects; and

3.2.2.	no Default is continuing or would result from the proposed Loan.

3.3.	Waiver or deferral of conditions precedent

Each condition precedent referred to in this Clause 3 is for the benefit solely of the Lender. The Lender may by notice to the Borrower waive or defer delivery of any condition precedent, in whole or in part, and subject to such other conditions (if any) as it may determine.

3.4.	Failure to close

If the Closing Date has not occurred by 17h00 on 15 May 2013 (or such later date as may be agreed by the Lender) the Commitment shall immediately, automatically and without a requirement for notice to be given to any person, be cancelled and reduced to zero.

3.5.	Maximum number of Loans

The Parties hereby agree that there shall be only one Loan for an amount equal to (but not exceeding) the full amount of the Commitment.

3.6.	Utilisation

The Lender shall advance the Loan to the Borrower on the Closing Date by paying, in South African Rands, an amount equal to the Commitment, direct to the Project Company into an account separately advised by the Project Company to the Lender in writing. The Borrower agrees that the said payments shall discharge the obligation of the Lender to advance the Loan to the Borrower.

SECTION 3

REPAYMENT, PREPAYMENT AND CANCELLATION

4.	REPAYMENT

4.1.	Repayment of Loan

4.1.1.	The Borrower must repay to the Lender on each date specified below that amount (a Repayment Instalment) of the Loan set out opposite that date in the table below:

	Payment Date	Repayment Instalment Amount
1.	31 December, 2013 (being the First Payment Date)	R	1 403 058,47
2.	30 June, 2014	R	1 403 058,47
3.	31 December, 2014	R	1 403 058,47
4.	30 June, 2015	R	1 403 058,47
5.	31 December, 2015	R	1 403 058,47
6.	30 June, 2016	R	1 403 058,47
7.	31 December, 2016	R	1 403 058,47
8.	30 June, 2017	R	1 403 058,47
9.	31 December, 2017	R	1 403 058,47
10.	30 June, 2018	R	1 403 058,47
11.	31 December, 2018	R	1 403 058,47
12.	30 June, 2019	R	1 403 058,47
13.	31 December, 2019 (being the Final Maturity Date)	R	1 403 058,47

4.1.2.	Any amount of Facility Outstandings which remains outstanding on the Final Maturity Date shall be paid or repaid to the Lender in full on that date.

4.1.3.	No amount of the Loan repaid under this Clause 4.1 may be re-borrowed.

5.	PREPAYMENT AND CANCELLATION

5.1.	Mandatory prepayment - illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations under a Finance Document, to maintain the Commitment or to fund or maintain its participation in the Loan:

5.1.1.	that Lender must notify the Borrower as soon as reasonably practicable upon becoming aware of that illegality;

5.1.2.	upon the Lender notifying the Borrower, the Commitment will be immediately cancelled; and

5.1.3.	the Borrower shall repay the Loan (together with all other Facility Outstandings) on the last day of the Interest Period occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

5.2.	Mandatory prepayment - change of control or transfer of business

5.2.1.	If:

5.2.1.1.	Kopano does not or ceases to hold legally and beneficially, and have the right to vote as it sees fit at least 100% (one hundred per cent) of the issued share capital of the Borrower;

5.2.1.2.	the Borrower does not or ceases to hold legally and beneficially, and have the right to vote as it sees fit at least 3% (three per cent) of the issued share capital of the Project Company;

5.2.1.3.	any person or group of persons acting in concert gains control of the Borrower or the Project Company;

5.2.1.4.	any of the securities in the Borrower or the Project Company are sold or issued by way of flotation, rights issue, public placing, listing or other public offering;

5.2.1.5.	there is a sale of all or substantially all of the assets of the Project Company or the Borrower (whether in a single transaction or a series of related transactions to which the provisions of section 112 of the Companies Act would apply);

the Borrower shall promptly notify the Lender upon becoming aware of that event, and the Lender may, by not less than 10 (ten) days notice to the Borrower, cancel the Commitment and declare the outstanding amount of the Loan, together with all other Facility Outstandings immediately due and payable, whereupon the Commitment will be cancelled and all such outstanding amounts will become immediately due and payable.

5.2.2.	If the Sponsor does not or ceases to hold legally and beneficially, and have the right to vote at least 70% (seventy per cent) of the issued share capital of the Project Company (a “Sponsor Control Event”), the Parties hereby agree that:

5.2.2.1.	the Borrower shall have a period of 3 (three) Months, commencing from the date of the Sponsor Control Event, to obtain third party financing to repay the Loan, together with all other Facility Outstandings, in accordance with clause 5.4 below, failing which;

5.2.2.2.	the Lender may immediately cancel the Commitment and declare the outstanding amount of the Loan, together with all other Facility Outstandings immediately due and payable.

5.2.3.	For the purpose of Clause 5.2.1:

acting in concert means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in a company by any of them, either directly or indirectly, to obtain or consolidate control of that company;

control means, in relation to any company or similar organisation or person:

5.2.3.1.	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

5.2.3.1.1.	cast, or control the casting of, more than 35 per cent. of the maximum number of votes that might be cast at a general meeting of that person; or

5.2.3.1.2.	appoint or remove all, or the majority, of the directors or other equivalent officers of that person; or

5.2.3.1.3.	give directions with respect to the operating and financial policies of that person with which the directors or other equivalent officers of that person are obliged to comply; and/or

5.2.3.2.	the holding beneficially more than 35 per cent. of the issued share capital of that person (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

5.3.	Mandatory prepayment - prepayments under the Shareholder Loan

5.3.1.	If the Borrower receives any payment pursuant to the provisions of the Cashflow Waterfall Agreement, the Borrower hereby undertakes to mandatorily prepay the Loan and other Facility Outstandings on the date of such receipt, in an amount equal to the amount of such payment.

5.3.2.	Any amount to be applied in the repayment of the Loan and other Facility Outstandings under Clause 5.3.1, shall be applied first, to the Facility Outstandings not comprising capital or interest, second, to accrued unpaid interest, and third, to outstanding capital (in inverse order of maturity).

5.4.	Voluntary prepayment

5.4.1.	The Borrower shall be entitled to prepay the Loan and all other Facility Outstandings in whole (and not in part) from the proceeds of a third party refinancing.

5.4.2.	The Borrower shall give the Lender not less than 10 (ten) Business Days (or such shorter period as the Lender may agree) prior notice of the Borrower’s intention to prepay the Loan under this Clause 5.4.

5.5.	Re-borrowing and reinstatement

No amount of the Loan prepaid under this Agreement may be re-borrowed.

5.6.	Other restrictions

5.6.1.	Any notice of cancellation or prepayment given by any Party under this Clause 5 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

5.6.2.	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

5.6.3.	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

5.6.4.	If all or part of the Loan is repaid or prepaid, an amount of the Commitment (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

SECTION 4

COSTS OF UTILISATION

6.	INTEREST

6.1.	Calculation of interest

Subject to the other provisions of this Clause 6, the rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

6.1.1.	Margin; and

6.1.2.	Base Rate.

6.2.	Payment of interest

6.2.1.	Except as expressly otherwise provided in this Agreement, the Borrower shall pay to the Lender, on each Payment Date, all interest which has accrued on the Loan during the Interest Periods ending on or before that Payment Date.

6.2.2.	All accrued interest on the Loan for an Interest Period which does not end on a Payment Date will be added to and compounded with the outstanding principal amount of the Loan on the Interest Reset Date immediately following such Interest Period.

6.3.	Default interest

6.3.1.	If and for so long as an Event of Default is continuing, interest will accrue on the Facility Outstandings under the Facility at a rate of 2% (two per cent) above the interest rate contemplated in Clause 6.1 (Calculation of Interest) (as may be adjusted, from time to time, under the other provisions of this Clause) which applies to the Loan made under the Facility.

6.3.2.	Interest accruing under this Clause on an Unpaid Sum shall be calculated as if that Unpaid Sum, during the period of non-payment, constituted the Loan under the Facility for successive Interest Periods. For this purpose, the Lender (acting reasonably) may:

6.3.2.1.	select successive Interest Periods of any duration of up to three months; and

6.3.2.2.	determine the appropriate Quotation Day for that Interest Period.

6.3.3.	If any Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

6.3.3.1.	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

6.3.3.2.	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2.00 per cent. higher than the rate which would have applied if that Unpaid Sum had not become due.

6.3.4.	Any interest accruing under this Clause 6.3 shall be immediately payable by the Borrower on demand by the Lender.

6.3.5.	Default interest (if unpaid) arising on any Unpaid Sum will be compounded with that Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

6.4.	Notification of rates of interest

The Lender shall notify the Borrower of the determination of a rate of interest under this Agreement as soon as reasonably practicable.

7.	INTEREST PERIODS

7.1.	Duration of Interest Period and consolidation of Loans

7.1.1.	The Loan has successive Interest Periods of not more than three Months each commencing on (an including) the Closing Date (in respect of the first Interest Period of a Loan) or on (and including) the last day of its preceding Interest Period (as applicable).

7.1.2.	Subject to Clauses 7.2 to 7.4 below, each Interest Period for a Loan:

7.1.2.1.	shall end on (but exclude) the next Interest Reset Date;

7.1.2.2.	will be three Months or, in respect of the Interest Period which commences on the Closing Date of the Loan, such shorter period as may be necessary to ensure that it ends on the next Interest Reset Date.

7.2.	No overrunning the Final Maturity Date

If an Interest Period would otherwise extend beyond the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date. This Clause does not apply to Interest Periods selected under Clause 6.3 (Default interest) in respect of Unpaid Amounts which remain outstanding on the Final Maturity Date.

7.3.	Other adjustments

The Lender and the Borrower may enter into such other arrangements as they may agree for the adjustment of Interest Periods and the consolidation or splitting of Loans.

7.4.	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.	CHANGES TO THE CALCULATION OF INTEREST

8.1.	Absence of quotations

Subject to Clause 8.2 below, if JIBAR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 12h00 on the Quotation Day, JIBAR shall be determined on the basis of the quotations provided by the remaining Reference Banks.

8.2.	Market disruption

8.2.1.	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

8.2.1.1.	the Margin; and

8.2.1.2.	the rate notified to the relevant Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding its participation in the Loan from whatever source it may reasonably select.

8.2.2.	In this Agreement Market Disruption Event means:

8.2.2.1.	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Lender to determine JIBAR for the relevant Interest Period; or

8.2.2.2.	before close of business in Johannesburg on the Quotation Day for the relevant Interest Period, the Lender (acting reasonably) determines that:

8.2.2.2.1.	the cost to it of funding the Loan, from whatever source they may reasonably select, would be in excess of JIBAR;

8.2.2.2.2.	the cost to it of obtaining matching deposits in the Johannesburg interbank market would be in excess of JIBAR for the relevant Interest Period; or

8.2.2.2.3.	matching deposits will not be available to it in the Johannesburg interbank market in the ordinary course of business to fund the Loan for the relevant Interest Period.

8.3.	Alternative basis of interest or funding

8.3.1.	Without prejudice to the generality of Clause 8.2 above, if a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the

Borrower shall enter into negotiations (for a period of not more than 30 (thirty) days) with a view to agreeing a substitute basis for determining the rate of interest.

8.3.2.	Any alternative basis agreed pursuant to Clause 8.3.1 above shall be binding on the Parties.

9.	BREAK COSTS

9.1.	The Borrower shall, within 3 (three) Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid on a day other than a Payment Date for the Loan or Unpaid Sum.

9.2.	The Lender shall, as soon as reasonably practicable after a request by the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

10.	FEES AND COSTS

10.1.	Non-refundable structuring fee

The Borrower shall pay to the Lender a non-refundable structuring fee in an amount equal to 1% (one per cent) of the Commitment. The non-refundable structuring fee shall accrue in full and shall be payable on the Closing Date.

10.2.	Transaction expenses

The Borrower shall pay to the Lender, within 3 (thee) Business Days of demand, the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in connection with the negotiation, preparation, printing and execution of:

10.2.1.	this Agreement and any other documents referred to in this Agreement (including all costs of registering or perfecting security); and

10.2.2.	any other Finance Documents executed after the Signature Date.

10.3.	Amendment costs

10.3.1.	If the Borrower requests an amendment, waiver or consent, it shall, within 3 (three) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

10.3.2.	If there is any change in law or any regulation which requires an amendment, waiver or consent under the Finance Documents, the Borrower shall, within 3 (three) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in connection with evaluating, negotiating or complying with any such requirement.

10.4.	Enforcement costs

The Borrower shall, within 3 (three) Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees on the scale as between attorney and own client whether incurred before or after judgement) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 5

ADDITIONAL PAYMENT OBLIGATIONS

11.	TAX GROSS-UP AND INDEMNITIES

11.1.	Definitions

11.1.1.	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax;

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document;

“Tax Payment” means either the increase in a payment made by the Borrower to the Lender under Clause 11.2 below or a payment under Clause 11.3 below.

11.1.2.	Unless a contrary indication appears, in this Clause 11 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

11.2.	Tax gross-up

11.2.1.	The Borrower shall make all payments to be made by it free and clear of and without any Tax Deduction, unless a Tax Deduction is required by law.

11.2.2.	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

11.2.3.	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

11.2.4.	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

11.2.5.	Within 30 (thirty) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

11.3.	Tax indemnity

11.3.1.	The Borrower shall within 3 (three) Business Days of demand by the Lender, indemnify the Lender against, and shall pay to the Lender an amount equal to, the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

11.3.2.	Clause 11.3.1 above shall not apply:

11.3.2.1.	with respect to any Tax assessed on the Lender under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

11.3.2.2.	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 11.2 (Tax gross-up).

11.3.3.	If the Lender makes, or intends to make a claim under Clause 11.3.1 above, it shall notify the Borrower as soon as reasonably practicable of the event which will give, or has given, rise to the claim.

11.4.	Tax Credit

Subject to Clause 16 (Conduct of Business by the Lender), if the Borrower makes a Tax Payment and the Lender determines that:

11.4.1.	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

11.4.2.	the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Borrower which the Lender determines will leave the Lender (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

11.5.	Stamp taxes

The Borrower shall (within 3 (three) Business Days of demand) indemnify the Lender against, and shall pay to the Lender, any cost, loss or liability that the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

11.6.	Value added tax

11.6.1.	All amounts set out or expressed to be payable under a Finance Document by any Party to the Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly if VAT is or becomes chargeable on any supply made by the Lender to any other Party under a Finance Document, that Party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and the Lender shall provide an appropriate VAT invoice to such Party as soon as reasonably practicable).

11.6.2.	Where a Finance Document requires any Party to reimburse or indemnify the Lender for any costs or expenses, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including any part thereof which represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.	INCREASED COSTS

12.1.	Increased costs

12.1.1.	Subject to Clause 12.3 (Exceptions), the Borrower shall, within 3 (three) Business Days of a demand by the Lender, pay to the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of:

12.1.1.1.	the introduction of, or any change in (or in the interpretation, administration or application of), any law or regulation; or

12.1.1.2.	compliance with any aspect of the Basel III Framework (including any national regulation which implements the Basel III Framework) made after the Signature Date; or compliance with any other law or regulation made after the Signature Date, including, without limitation, any such law or regulation (including the Basel III Framework) which imposes or affects minimum capital requirements, liquid asset holding requirements, special deposit requirements or any levy or Taxes.

12.1.2.	In this Agreement:

“Increased Costs” means:

12.1.2.1.	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Lender);

12.1.2.2.	an additional or increased cost; or

12.1.2.3.	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into its Commitment or funding or performing its obligations under any Finance Document;

“Basel III Framework” means:

12.1.2.4.

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated

12.1.2.5.	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

12.1.2.6.	any other guidance, standards or directives published by the Basel Committee on Banking Supervision relating to “Basel III”.

12.2.	Increased cost claims

If the Lender intends to make a claim pursuant to Clause 12.1 above, it shall:

12.2.1.	notify the Borrower of the event giving rise to the claim as soon as reasonably practicable;

12.2.2.	upon request by the Borrower, provide to the Borrower a certificate confirming the amount of the Lender’s Increased Costs as soon as reasonably practicable.

12.3.	Exceptions

12.3.1.	Clause 12.1 (Increased costs) does not apply to the extent any Increased Cost is:

12.3.1.1.	attributable to a Tax Deduction required by law to be made by the Borrower;

12.3.1.2.	compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under that Clause but was not so compensated solely because any of the exclusions in that Clause applied); or

12.3.1.3.	attributable to the wilful breach by the Lender of any law or regulation.

12.3.2.	In this Clause 12.3, a reference to a Tax Deduction has the same meaning given to the term in Clause 11.1 (Definitions).

13.	OTHER INDEMNITIES

13.1.	Other indemnities

13.1.1.	The Borrower shall, within 3 (three) Business Days of demand, indemnify the Lender against, and shall pay to the Lender an amount equal to, any cost, loss or liability, other than indirect or consequential cost, loss or liability incurred by the Lender as a result of:

13.1.1.1.	the occurrence of any Default;

13.1.1.2.	the information produced or approved by the Borrower or any member of the Group under or in connection with the Finance Documents being or being alleged to be misleading and/or deceptive in any respect;

13.1.1.3.	any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Borrower or any member of the Group or with respect to the transactions contemplated or financed under this Agreement;

13.1.1.4.	a failure by the Borrower to pay any amount due under a Finance Document on its due date;

13.1.1.5.	funding, or making arrangements to fund the Loan (other than by reason of wilful default or gross negligence of the Lender alone); or

13.1.1.6.	the Loan (or part of the Loan) not being prepaid in accordance with the terms of this Agreement.

13.1.2.	The Borrower’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or the Loan.

13.2.	Indemnity to the Lender

The Borrower hereby indemnifies the Lender against, and shall pay to the Lender, within 3 (three) Business Days of demand, an amount equal to, any cost, loss or liability, other than indirect or consequential cost, loss or liability, incurred by the Lender as a result of:

13.2.1.	investigating or taking any other action in connection with any event which it reasonably believes is a Default; or

13.2.2.	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14.	LIMITED RECOURSE

14.1.	The Lender is prepared to limit its recourse against the Borrower in respect of this Agreement.

14.2.	Notwithstanding any other provision of this Agreement or the other Transaction Documents to the contrary (but subject to the provisions of this Clause 14), all amounts payable or expressed to be payable to or for the account of the Lender by the Borrower in respect of the Facility, shall be limited to the following proceeds (the “Recovery Proceeds”):

14.2.1.	the Repayment Proceeds; plus

14.2.2.	the proceeds realised from the enforcement by the Lender of any security interests held in respect of the Security Documents.

14.3.	The provisions of Clauses 14.1 and 14.2 shall not serve to limit nor derogate from the following steps and/or proceedings (which the Lender shall be entitled to pursue against the Borrower and/or the Project Company):

14.3.1.	in connection with the recovery of all the Recovery Proceeds;

14.3.2.	in connection with the acceleration and/or enforcement of this Agreement and the other Transaction Documents and/or the recovery of all amounts owing by the Borrower to the Lender under this Agreement and the other Transaction Documents;

14.3.3.	the enforcement of the Security Documents;

14.3.4.	the right of the Lender to call an Event of Default and/or enforce the provisions of the Security Documents;

14.3.5.	in connection with the Lender obtaining any order for specific performance or other declaratory order in relation to this Agreement and/or any other Transaction Documents; and/or

14.3.6.	to claim or prove in any bankruptcy, administration, insolvency, winding-up, liquidation, reorganisation, amalgamation, business rescue proceedings or dissolution of the Borrower.

15.	MITIGATION BY THE LENDER

15.1.	Mitigation

15.1.1.	The Lender must, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 5.1 (Illegality), Clause 11 (Tax Gross-up and Indemnities) or Clause 12 (Increased Costs).

15.1.2.	Clause 15.1.1 above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2.	Limitation of liability

15.2.1.	The Borrower hereby indemnifies the Lender against, and undertakes to pay to the Lender, within 3 (three) Business Days of demand, an amount equal to, all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 above.

15.2.2.	The Lender is not obliged to take any steps under Clause 15.1 above if, in the opinion of the Lender (acting reasonably):

15.2.2.1.	any law or regulation would not allow or permit it; or

15.2.2.2.	to do so might be prejudicial to it.

16.	CONDUCT OF BUSINESS BY THE LENDER

No provision of a Finance Document will:

16.1.	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

16.2.	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

16.3.	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

SECTION 6

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 17 to the Lender on the Signature Date. A reference to “it” or to “its” in this Clause 17 is a reference to the Borrower.

The Lender enters into the Finance Documents to on the strength of and relying on the representations and warranties set out in this Clause 17, each of which is a separate representation and warranty, given without prejudice to any other representation or warranty and is deemed to be a material representation or warranty (as applicable) inducing the Lender to enter into the Finance Documents.

17.1.	Status

17.1.1.	It is a limited liability company, duly incorporated and validly existing under the laws of South Africa.

17.1.2.	It has the power to own its assets and carry on its business as it is being conducted.

17.2.	Capacity, power and authority

17.2.1.	It has the legal capacity and power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

17.2.2.	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

17.3.	Binding obligations

17.3.1.	The obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations.

17.3.2.	Each Transaction Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.

17.4.	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the Security Documents, do not and will not conflict with:

17.4.1.	any law or regulation applicable to it;

17.4.2.	its or any of its Subsidiaries’ constitutional documents; or

17.4.3.	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets or constitute a default or termination event (however described) under any such document, in each case to an extent or in a manner which has a Material Adverse Effect or could result in any liability on the part of the Lender to any third party or require the creation of any Security over any asset in favour of a third party.

17.5.	Authorisations

All authorisations required or desirable:

17.5.1.	to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Transaction Documents to which it is a party;

17.5.2.	to make the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

17.5.3.	for it and its Subsidiaries to carry on their respective businesses,

have been obtained or effected and are in full force and effect.

17.6.	No default

17.6.1.	No Default is continuing or might reasonably be expected to result from the entry into of, or the performance of any transaction contemplated by, the Transaction Documents.

17.6.2.	There is no outstanding breach under any Project Document which it is a party and no person has disputed, repudiated or disclaimed liability under any such Project Document or evidenced an intention to do so.

17.6.3.	No other event or circumstance is outstanding which constitutes (or with the expiry of a grace period, the giving of notice, the making of any determination or the satisfaction of any other applicable condition will constitute) a default or termination event (however described) or an event resulting in an obligation to create Security under any document which is binding on it or any of its assets to an extent or in a manner which has a Material Adverse Effect.

17.7.	Financial statements

17.7.1.	Its audited financial statements most recently delivered to the Lender:

17.7.1.1.	have been prepared in accordance with IFRS, consistently applied; and

17.7.1.2.	give a true and fair view of its financial condition (consolidated, if applicable) as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

17.8.	Ownership

17.8.1.	As at the Closing Date, all shares in the issued share capital of the Borrower are owned directly, legally and beneficially, by Kopano;

17.8.2.	No person has any right to call for the allotment, issue or transfer of, to subscribe for or otherwise acquire, any shares or securities in the Borrower, other than in accordance with the Transaction Documents.

17.8.3.	No person has a right to obtain an order for the rectification of the register of members of the Borrower.

17.9.	Assets

17.9.1.	It owns or has leased or licensed to it, and has all appropriate authorisations required to use, the assets necessary to carry on its business as presently conducted.

17.9.2.	As at the Closing Date, it is the sole legal and beneficial owner of the shares and other assets which are the subject matter of the Security Documents to which it is a party.

17.10.	Financial Indebtedness and Security

17.10.1.	The Borrower does not have any Financial Indebtedness outstanding, except as expressly permitted under Clause 20.5 (Financial Indebtedness).

17.10.2.	No Security exists over the whole or any part of the assets of the Borrower, except as expressly permitted under Clause 20.3 (Negative pledge).

17.10.3.	Subject (on the Signature Date only) to filing and registration required by law (where applicable) with the appropriate statutory public register, each Security Document creates the security interests which it purports to create, and the Security so established:

17.10.3.1.	is valid and effective;

17.10.3.2.	constitutes first priority Security of the type described, over the assets referred to, in the relevant Security Document and those assets are not subject to any prior or pari passu Security in favour of any other person;

17.10.3.3.	is not subject to avoidance in the event of any winding-up, dissolution or administration involving the Borrower.

17.11.	Ranking

17.11.1.	Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.11.2.	The Security contemplated in the Security Documents has or will have first ranking priority in respect of the assets of the Borrower (as applicable) which are the subject matter thereof, and those assets are not subject to any prior ranking or pari passu ranking Security.

17.12.	No other business

17.12.1.	Except as expressly contemplated by the Transaction Documents, the Borrower has not traded or contracted any business since the date of its incorporation.

17.12.2.	As at the Closing Date, the Borrower does not have any Subsidiaries.

17.13.	Information

17.13.1.	All information provided to the Lender by or on behalf of the Borrower in connection with the Transaction Documents (and the transactions contemplated thereby) is true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated to be given and is not misleading in any material respect.

17.13.2.	No information has been withheld by the Borrower which, if disclosed, might result in the information referred to above being untrue or misleading in any material respect.

17.14.	Other documents

17.14.1.	As at the Signature Date and the Closing Date:

17.14.1.1.	the documents delivered to the Lender under Clause 3.1 (Initial conditions precedent) are genuine (or, in the case of copy documents, are true, complete and accurate copies of originals which are genuine), are up-to-date and in full force and effect (or if a copy, the original is up-to-date and in full force and effect) and have not been amended;

17.14.1.2.	except as disclosed to Lender in writing before the Closing Date, the Borrower is not a party to any agreement other than the Transaction Documents.

17.14.2.	As at the date of their delivery, the documents delivered to the Lender under this Agreement by or on behalf of the Borrower after the Closing Date are genuine (or, in the case of copy documents, are true, complete and accurate copies of originals which are genuine), are up-to-date and in full force and effect (or, if a copy, the original is up-to-date and in full force and effect) and have not been amended.

17.15.	No proceedings pending or threatened

No litigation, arbitration, expert determination, alternative dispute resolution or administrative proceedings of or before any court, arbitral body or agency are current or, to the best of its knowledge, pending or threatened, which have or, if adversely determined, would have, a Material Adverse Effect.

17.16.	No breach of laws

17.16.1.	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or might reasonably be expected to have a Material Adverse Effect.

17.16.2.	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against the Borrower which have or might reasonably be expected to have a Material Adverse Effect.

17.17.	Insurance

17.17.1.	There is no outstanding insured loss or liability incurred by the Borrower which is not expected to be covered to the full extent of that loss or liability.

17.17.2.	There has been no non-disclosure, misrepresentation or breach of any term of any Insurance taken out by the Borrower which would entitle any insurer of that insurance to repudiate, rescind or cancel it or to treat it as avoided in whole or in part, or otherwise decline any valid claim under it by or on behalf of the Borrower.

17.18.	Insolvency and Financial Distress

17.18.1.	No:

17.18.1.1.	corporate action, legal proceeding or other procedure or step described in Clause 21.7 (Insolvency and business rescue proceedings); or

17.18.1.2.	creditors’ process described in Clause 21.8 (Creditors’ process),

has been taken or threatened in relation to the Borrower; and none of the circumstances described in Clause 21.6 (Insolvency) applies to it.

17.18.2.	The Borrower is not “financially distressed” (as defined in the Companies Act).

17.19.	Taxes

17.19.1.	It is not overdue in the filing of any Tax returns or filings relating to any material amount of Tax and it is not overdue in the payment of any material amount of, or in respect of, Tax.

17.19.2.	No claims or investigations by any Tax authority are being or are reasonably likely to be made or conducted against it which are reasonably likely to result in a liability of or claim against the Borrower to pay any material amount of, or in respect of, Tax.

17.19.3.	For Tax purposes, it is resident only in South Africa.

17.19.4.	As at the Signature Date, it is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

17.20.	No filing or stamp taxes

It is not necessary under applicable law or regulations that the Transaction Documents to which it is party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Transaction Documents to which it is party or the transactions contemplated by the Transaction Documents to which it is party.

17.21.	No immunity

17.21.1.	The entry into by it of each Transaction Document to which it is a party constitutes, and the exercise by it of its rights and performance of its obligations under each Transaction Document will constitute private and commercial acts performed for private and commercial purposes.

17.21.2.	In any proceedings taken in South Africa or in any other jurisdiction, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process in relation to this Agreement or any other Transaction Document.

17.22.	Sanctions

17.22.1.	The Borrower is not party to or participates in any Sanctioned Transaction, has contravened any Sanctions or is targeted under any Sanctions.

17.23.	Authorised signatories

Any person specified as its authorised signatory in any document delivered to the Lender under Schedule 1 (Conditions Precedent) or Clause 18.6 (Information: miscellaneous) is authorised to sign all communications under the Transaction Documents on its behalf.

17.24.	Repetition

17.24.1.	The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the Signature Date, the Closing Date and the first day of each Interest Period.

17.24.2.	When a representation and warranty in Clause 17.6.1 (No default) is repeated on the first day of an Interest Period, the reference to a Default must be construed as a reference to an Event of Default.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1.	Financial statements

The Borrower shall supply to the Lender:

18.1.1.	as soon as the same become available, but in any event within 120 (one hundred and twenty) days after the end of each of its financial years, its audited financial statements for that financial year;

18.1.2.	as soon as the same become available, but in any event within 45 (forty five) days after the end of each half of each of its financial years, the unaudited interim financial statements of the Borrower for that financial year.

18.2.	Requirements as to financial statements

18.2.1.	Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 above shall be:

18.2.1.1.	certified by a director of the Borrower as fairly representing its financial condition as at the date as to which those financial statements were drawn up.

18.2.1.2.	prepared using IFRS.

18.2.2.	If the Borrower notifies the Lender of any change, as contemplated by Clause 18.2.1 above, it shall procure that its Auditors deliver to the Lender:

18.2.2.1.	a description of any change necessary for those financial statements to reflect IFRS, the accounting practices and the reference periods as applied in the preparation of those financial statements; and

18.2.2.2.	sufficient information, in form and substance reasonably required by the Lender, to enable the Lender to determine whether Clause 19 (Financial covenants) has been complied with.

18.3.	Compliance Certificate

18.3.1.	The Parent shall supply to the Lender, with each set of financial statements delivered pursuant to Clause 18.1.1 above, a Compliance Certificate setting out

(in reasonable detail) computations as to compliance with Clause 19 (Financial covenants) as at the date as at which those financial statements were drawn up.

18.3.2.	Each Compliance Certificate shall be signed by two directors of the Parent and, if required to be delivered with the financial statements delivered pursuant to Clause 18.1.1, shall be reported on by the Auditors in the form agreed by the Borrower and the Lender prior to the Signature Date.

18.4.	Financial year-end

The Borrower shall not change the date of its financial year end.

18.5.	Auditors

18.5.1.	The Borrower must ensure that one of the firms named in the definition of “Auditors” is retained to audit its consolidated annual financial statements.

18.5.2.	The Borrower may only replace its Auditors with the prior approval of the Lender, such approval not to be unreasonably delayed.

18.6.	Information: miscellaneous

The Borrower shall supply to the Lender:

18.6.1.	copies of all documents dispatched by the Borrower to its shareholders generally (or any class of them) or its creditors generally (or any class of them) at the same time as they are dispatched;

18.6.2.	promptly upon becoming aware of them, details and copies of any changes proposed to or made to its constitutional documents or the constitutional documents of it, including the filing of any Memorandum of Incorporation under the Companies Act;

18.6.3.	promptly upon becoming aware of them, the details of any litigation, arbitration, administrative proceedings, liquidation applications, winding up applications or business rescue applications which are current, threatened or pending against it or any other member of the Group, and which may, if adversely determined, have a Material Adverse Effect;

18.6.4.	promptly on request, an up to date copy of its shareholders’ register;

18.6.5.	promptly, such further information regarding the financial condition, business and operations of it as the Lender may reasonably request.

18.7.	Notification of default

18.7.1.	The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

18.7.2.	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate, signed by two of its directors or senior officers on its behalf, certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.8.	Know your customer checks

If:

18.8.1.	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signature Date;

18.8.2.	any change in the status of the Borrower after the Signature Date; or

18.8.3.	a proposed transfer by the Lender of any of its rights and obligations under the Finance Documents to another person,

obliges the Lender (or, in the case of paragraph 18.8.3 above, any prospective new lender) to comply with know your customer or similar identification procedures (whether in terms of the Financial Intelligence Centre Act, 2001 or otherwise) in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph 18.8.3 above, on behalf of any prospective new lender) in order for the Lender or, in the case of the event described in paragraph 18.8.3 above, any prospective new lender to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.	FINANCIAL COVENANTS

19.1.	Debt Service Cover Ratio

It shall be a requirement of this Agreement that the Project Company shall maintain a ratio of Free Cashflow to Debt Service, for any Measurement Period, of not less than 1.25 times.

19.2.	Basis of calculations

19.2.1.	All the terms defined in Clause 1.2 (Financial definitions) are to be determined (except as expressly included or excluded in the relevant definition) in accordance with IFRS. No item shall be deducted or credited more than once in any calculation.

19.2.2.	The financial undertaking in Clause 19.1 above (unless expressly otherwise stated) shall apply as of the last day of each Measurement Period and compliance (or otherwise) shall be verified by reference to the financial statements of the Project Company for the relevant Measurement Period and Compliance Certificates delivered pursuant to Clause 18 (Information Undertakings).

19.2.3.	Where a Measurement Period would otherwise commence before the Closing Date:

19.2.3.1.	that Measurement Period shall, instead, commence on the Closing Date (the part of that period falling before the Closing Date being ignored);

19.2.3.2.	EBITDA and Free Cashflow, for any Measurement Period ending less than 12 months after the Closing Date, shall be determined on an annualised basis by dividing each such amount by the number of days from the Closing Date to the Measurement Date at the end of that Measurement Period and multiplying by 365.

20.	GENERAL UNDERTAKINGS

The Borrower is bound by the undertakings set out in this Clause 20 relating to it. The undertakings in this Clause 20 remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1.	Authorisations

The Borrower shall promptly:

20.1.1.	obtain, comply with and do all that is necessary to maintain in full force and effect; and

20.1.2.	supply certified copies to the Lender of,

any authorisation required to enable it to:

20.1.2.1.	perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document;

20.1.2.2.	carry on the business of the Borrower in the ordinary course where failure to do so has or is reasonably likely to have a Material Adverse Effect.

20.2.	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject.

20.3.	Pari passu ranking

The Borrower must ensure that:

20.3.1.	its payment obligations under the Finance Documents at all times rank at least pari passu with all its present and future unsecured unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally in its jurisdiction of incorporation or any other jurisdiction where it carries on business.

20.3.2.	the Security conferred by the Security Documents to which it is a party constitutes first priority Security of the type described, over the assets referred to, in that Security Document and that those assets are not subject to any prior or pari passu Security in favour of any other person.

20.4.	Negative pledge

20.4.1.	The Borrower shall not create or permit to subsist any Security over any of its assets.

20.4.2.	The Borrower shall not:

20.4.2.1.	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or any of its Affiliates;

20.4.2.2.	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

20.4.2.3.	enter into or permit to subsist any title retention arrangement;

20.4.2.4.	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

20.4.2.5.	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

20.4.3.	Clauses 20.4.1 and 20.4.2 above do not apply to:

20.4.3.1.	any Security given or purported to be given under a Security Document; or

20.4.3.2.	any Security established with the express prior consent of the Lender, but only if the amount secured by that Security is not increased above the permitted amount.

20.5.	Financial Indebtedness

The Borrower shall not incur or allow to remain outstanding any Financial Indebtedness. This restriction does not apply to:

20.5.1.	any Financial Indebtedness incurred under the Finance Documents;

20.5.2.	any Financial Indebtedness incurred with the express prior consent of the Lender.

20.6.	Disposals

The Borrower shall not, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset. This restriction does not apply to any disposal made with the express prior written consent of the Lender.

20.7.	Capital Expenditure

The Borrower shall not, incur expenditures or commitments for expenditures for fixed or other non-current assets.

20.8.	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower from that carried on at the Signature Date.

20.9.	Merger

The Borrower shall not enter into any amalgamation, demerger, merger, unbundling or corporate reconstruction without the express prior consent of the Lender.

20.10.	Assets

The Borrower shall ensure that it maintains in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

20.11.	Acquisitions

The Borrower shall not:

20.11.1.	acquire or subscribe for shares or other ownership interests in or securities of any company or other person;

20.11.2.	acquire any business or incorporate any company or other person.

This restriction does not apply to the transactions contemplated by the Project Documents or any acquisition entered into with the express prior consent of the Lender.

20.12.	Loans out

The Borrower shall not be a creditor in respect of any Financial Indebtedness. This restriction does not apply to:

20.12.1.	Financial Indebtedness owed to the Borrower under a Shareholder Loan;

20.12.2.	loans made with the express prior consent of the Lender.

20.13.	Third party guarantees

The Borrower shall not incur or allow to remain outstanding any guarantee in respect of any obligation of any person. This restriction does not apply to guarantees entered into with the express prior consent of the Lender.

20.14.	Treasury Transactions

The Borrower shall not enter into any Treasury Transaction.

20.15.	Share capital

20.15.1.	The Borrower shall not:

20.15.1.1.	redeem, purchase, defease, retire or repay any of its shares or share capital (or any instrument convertible into shares or share capital) or resolve to do so;

20.15.1.2.	issue any shares (or any instrument convertible into shares) which by their terms are redeemable or carry any right to a return prior to the Final Discharge Date; or

20.15.1.3.	issue any shares or share capital (or any instrument convertible into shares or share capital) to any person other than its Holding Company.

20.16.	Permitted Distributions

The Borrower shall not make any distribution. This restriction does not apply to a proposed distribution by the Borrower, if the following conditions have been met:

20.16.1.	the Borrower has given 10 (ten) Business Days prior written notice to the Lender of its intention to make the proposed distribution;

20.16.2.	the proposed distribution will be made from a distribution made to the Borrower by the Project Company from available Free Cashflow, in accordance with the Cashflow Waterfall Agreement;

20.16.3.	a Compliance Certificate for the Measurement Period ending on the Measurement Date immediately preceding the date on which that distribution is proposed to be made has been delivered to the Lender;

20.16.4.	no Default is then continuing or would result from that distribution;

20.16.5.	that distribution is not then prohibited under the Cashflow Waterfall Agreement;

20.16.6.	the Borrower is not prohibited under any applicable law from making that distribution.

20.17.	Taxes

The Borrower shall pay all Taxes due and payable by it prior to the accrual of any fine or penalty for late payment, unless (and only to the extent that):

20.17.1.	payment of those Taxes is being contested in good faith;

20.17.2.	adequate reserves are being maintained for those Taxes and the costs required to contest them; and

20.17.3.	failure to pay those Taxes does not have a Material Adverse Effect.

The Borrower may not change its residence for Tax purposes.

20.18.	Amendments to documents

20.18.1.	The Borrower shall not:

20.18.1.1.	amend its Memorandum of Incorporation or other constitutional documents;

20.18.1.2.	enter into any agreement with any of its shareholders or any of their Affiliates, other than as set out in the Transaction Documents as in force at the Closing Date; or

20.18.1.3.	amend or waive any term of the documents delivered to the Lender pursuant to Clause 3.1 (Initial conditions precedent),

except:

20.18.1.4.	for an amendment or waiver which is a procedural or an administrative change arising in the ordinary course of administration of the relevant document and is not material;

20.18.1.5.	otherwise with the express prior consent of the Lender.

20.18.2.	The Borrower must promptly supply to the Lender a copy of any amendment to or waiver of any of the documents, or any agreement between the Borrower and its shareholders, referred to in Clause 20.18 above.

20.19.	Access

20.19.1.	Upon reasonable notice by the Lender, the Borrower shall allow any one or more representatives of the Lender and/or accountants or other professional advisers appointed by the Lender to have access during normal business hours to the premises, assets, books and records of the Borrower.

20.19.2.	The Lender may not give notice under Clause 20.19.1 above more than once every financial year unless it believes that a Default is outstanding or may have occurred or may occur.

20.20.	Sanctions

The Borrower shall:

20.20.1.	not at any time participate in a Sanctioned Transaction in any manner;

20.20.2.	take all reasonable steps to ensure that appropriate controls and safeguards are in place, designed to prevent it being or becoming involved in a Sanctioned Transaction.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 21 (other than 21.19 (Acceleration)) is an Event of Default.

21.1.	Non-payment

The Borrower does not pay on the due date any amount payable by it under a Finance Document, at the place and in the currency in which it is expressed to be payable unless:

21.1.1.	that failure to pay is caused by administrative or technical error or a Disruption Event; and

21.1.2.	payment is made in full within 3 (three) Business Days of its due date.

21.2.	Financial covenants

Any requirement of Clause 19 (Financial Covenants) is not satisfied.

21.3.	Other obligations

21.3.1.	The Borrower does not comply, timeously and in full, with:

21.3.1.1.	any term of Clause 18 (Information Undertakings) or Clause 20 (General Undertakings);

21.3.1.2.	any provision of any Security Document to which it is a party;

21.3.1.3.	any provision of any other Finance Documents (other than those referred to in Clauses 21.1, 21.2 and in this Clause above).

21.3.2.	No Event of Default under Clause 21.3.1 above will occur if the failure to comply is capable of remedy and is remedied within:

21.3.2.1.	(in relation to Clauses 21.3.1.1 and 21.3.1.2 above) 3 (three) Business Days; or

21.3.2.2.	(in relation to Clause 21.3.1.3 above) 10 (ten) Business Days,

of the earlier of (A) the Lender giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

21.4.	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated.

21.5.	Cross default

21.5.1.	Any of the following occurs in respect of the Borrower:

21.5.1.1.	any of its Financial Indebtedness (or any amount payable in respect of its Financial Indebtedness) is not paid when due (after the expiry of any originally applicable grace period); or

21.5.1.2.	any of its Financial Indebtedness:

21.5.1.2.1.	is declared to be or otherwise becomes prematurely due and payable prior to its stated maturity or, if the Financial Indebtedness arises under a guarantee, prior to the stated maturity of the Financial Indebtedness which is the subject of the guarantee; or

21.5.1.2.2.	is placed on demand; or

21.5.1.2.3.	is terminated or closed out,

in each case, as a result of an event of default or any provision having a similar effect (howsoever described); or

21.5.1.3.	any commitment of a provider of Financial Indebtedness to it is cancelled or suspended, in each case, as a result of an event of default or any provision having a similar effect (howsoever described).

21.5.2.	Any of the events set out in Clause 21.5.1.1 to 21.5.1.3 above occurs in respect of any other Major Project Party

21.5.3.	A default occurs under a Shareholder Loan.

21.5.4.	Any party to the Cashflow Waterfall Agreement (other than the Lender) fails to comply with its obligations under the Cashflow Waterfall Agreement, timeously and in full.

21.6.	Insolvency

21.6.1.	A Major Project Party is or is deemed for the purposes of any applicable law to be insolvent or unable to pay its debts as they fall due, admits its insolvency or its inability to pay its debts as they fall due, suspends making payments on any of its debts or announces an intention to do so or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors for the rescheduling, restructuring or compromise of any of its indebtedness.

21.6.2.	A Major Project Party is “financially distressed” (as defined in the Companies Act).

21.6.3.	The value of the assets of a Major Project Party is less than its liabilities (taking into account contingent and prospective liabilities).

21.6.4.	A moratorium is declared, instituted or takes effect in respect of any of the indebtedness of a Major Project Party (in which event the ending of the moratorium will not remedy any Event of Default caused by that moratorium).

21.7.	Insolvency and business rescue proceedings

21.7.1.	Any corporate action, legal proceedings or other procedure or step (including an application to court, proposal or convening of a meeting) is taken with a view to:

21.7.1.1.	the suspension of payments, a moratorium of any indebtedness, liquidation, winding-up, dissolution, administration, business rescue or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Major Project Party;

21.7.1.2.	a composition, compromise, assignment or arrangement with any creditor of any Major Project Party;

21.7.1.3.	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, business rescue practitioner or other similar officer in respect of any Major Project Party or any of its assets; or

21.7.1.4.	enforcement of any Security over any assets of any Major Project Party,

or any analogous procedure or step is taken in any jurisdiction;

21.7.2.	A meeting is proposed or convened by the directors of any Major Project Party, a resolution is proposed or passed, application is made or an order is applied for or granted, to authorise the entry into or implementation of any business rescue proceedings (or any similar proceedings) in respect of any Major Project Party, or any analogous procedure or step is taken in any jurisdiction.

21.7.3.	No Event of Default will occur under this Clause 21.7 if an application for the winding-up or the commencement of business rescue proceedings of any Major Project Party presented by a creditor or another person is contested in good faith and with due process and diligence and is discharged or dismissed within 14 (fourteen) days.

21.8.	Creditors’ process

Any expropriation, attachment, sequestration, implementation of any business rescue plan, distress or execution affects any asset or assets of any Major Project Party. No Event of Default will occur under this Clause 21.8 if:

21.8.1.	the affected assets are not the subject of any Security Document and the aggregate value of those assets is less than, in respect of the Project Company, R1,000,000 or its equivalent in another currency or currencies; or

21.8.2.	that expropriation, attachment, sequestration, implementation of any business rescue plan, distress or execution is being contested in good faith and with due diligence and is discharged or set aside within 14 (fourteen) days.

21.9.	Legal proceedings

21.9.1.	Any:

21.9.1.1.	litigation, arbitration, administrative, governmental or regulatory proceeding occurs concerning, or in consequence of, any of the Transaction Documents, or the implementation of any matter or transaction provided for in the Transaction Documents;

21.9.1.2.	one or more judgments or orders (not paid or fully covered by Insurance) is made against a Major Project Party, unless all those judgments and orders are discharged, set aside or stayed pending appeal within 14 (fourteen) days of their being made.

21.9.2.	No Event of Default will occur under this Clause 21.9, unless the events or circumstances detailed in Clause 21.9.1 above, in the case of the Project Company, involves a liability (actual or contingent) or a judgment or order (as applicable) of more than R1 000 000,00 (one million Rand).

21.10.	Cessation of business

Any Major Project Party suspends, ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business or to change the nature of its business from that undertaken at the Signature Date.

21.11.	Transaction Documents

21.11.1.	It is or becomes unlawful for any person (other than the Lender) to perform any of its obligations under a Transaction Document.

21.11.2.	Any obligation of a person under a Transaction Document, for any reason, is not or ceases to be legal, valid, binding, enforceable or effective in accordance with its terms, or is alleged by a party to it (other than the Lender) to be ineffective in accordance with its terms, or becomes unlawful.

21.11.3.	Any Security created or expressed to be created or evidenced by a Security Document, or any subordination created under a Finance Document, for any reason, is not or ceases to be legal, valid, binding, enforceable or effective, or is alleged by a party to it (other than the Lender) to be ineffective, fails or ceases to establish the ranking and the priority of claims which it purports to create, or becomes unlawful.

21.11.4.	Any party (other than the Lender) to a Transaction Document repudiates or rescinds, or disclaims liability under, a Transaction Document to which it is a party, or evidences an intention to do so.

21.11.5.	Any person party to a Project Document fails to perform its obligations under that Project Document and fails to remedy that breach within any applicable grace period.

21.11.6.	A Project Document (or any of its provisions) is revoked, terminated, ceases to be of full force and effect or becomes capable of termination for any reason (following the expiry of any applicable grace period), otherwise than by reason of completion of full performance of the agreement or expiry of its term.

21.12.	Project authorisations

Any authorisation required by the Project Company in order to carry on its business:

21.12.1.	is not obtained or effected by the time it is required;

21.12.2.	is revoked or cancelled, or otherwise ceases to be in full force and effect;

21.12.3.	is not renewed, or is renewed on revised terms, or is varied and, and, in the opinion of the Lender, that variation of terms has or would be likely to result in a Material Adverse Effect.

21.13.	Material adverse change

Any event or series of events (whether related or not) or circumstance occurs which, in the opinion of the Lender, has or is reasonably likely to have a Material Adverse Effect.

21.14.	Insurance

21.14.1.	Any Insurance or other insurance required to be effected under the Transaction Documents:

21.14.1.1.	is not, or ceases to be, in full force and effect;

21.14.1.2.	is unavailable at the time it is required to be effected;

21.14.1.3.	is repudiated, avoided or suspended (in each case to any extent).

No Event of Default will occur under this Clause if the Borrower delivers to the Lender, within 10 (ten) days, evidence to the satisfaction of the Lender that any such Insurance or other insurance has been replaced with Insurances or other insurance which comply with the requirements of the relevant Transaction Document (as applicable).

21.14.2.	Any insurer notifies the Borrower of its intention to avoid, repudiate or suspend (in each case to any extent) or otherwise reduce its liability under the policy relating to any Insurance required to be effected under any Transaction Document.

21.15.	Audit qualification

The Auditors of a Major Project Party qualify the audited annual consolidated financial statements of that Major Project Party:

21.15.1.	on the grounds that the information supplied to them or to which they had access was inadequate or unreliable;

21.15.2.	on the grounds that they are unable to prepare such accounts on a going concern basis; or

21.15.3.	otherwise in terms or as to issues which in the opinion of the Lender (acting reasonably) are material in the context of the Transaction Documents and the transactions contemplated by them.

21.16.	Expropriation

21.16.1.	The authority or ability of any member a Major Project Party to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person.

21.16.2.	By the authority of any governmental, regulatory or other authority or other person:

21.16.2.1.	the management of any Major Project Party is wholly or substantially replaced; or

21.16.2.2.	all or a majority of the shares of a Major Project Party or the whole or any part of its assets or revenues is seized, expropriated or compulsorily acquired.

21.17.	Actions under the Project Documents

21.17.1.	The Tailings Dams (as defined in the Sale of Business Agreement), for any reason, are not transferred to the Project Company as registered freehold owner on or before the date falling 6 (six) months after the Signature Date.

21.17.2.	The Project Company Mining Right, for any reason, is not transferred to the Project Company as registered holder on or before the date falling 5 (five) years after the Signature Date.

21.17.3.	The BEE Shareholders become entitled to exercise the BEE Shareholders Put Option and, if required to do so by the Lender, any of them refuses or fails, for any reason, to exercise the BEE Shareholders Put Option within any applicable time period on the terms of the Subscription, Sale & Shareholders Agreement.

21.18.	Project Company Event of Default

A Project Company Event of Default as defined and set out in Schedule 2 occurs.

21.19.	Acceleration

If an Event of Default is continuing, the Lender may, by notice to the Borrower and without prejudice to any other rights or remedies which the Lender may have under any Finance Document or at law:

21.19.1.	cancel all or any part of the Commitment (whereupon they shall immediately be cancelled);

21.19.2.	declare that all or part of the Loan, together with accrued interest, and all other Facility Outstandings:

21.19.2.1.	are immediately due and payable (whereupon they shall become immediately due and payable); and/or

21.19.2.2.	are payable on demand (whereupon they shall immediately become payable on demand by the Lender);

21.19.3.	claim immediate payment of all or part of the Loan and other Facility Outstandings (whereupon they shall be immediately payable); and/or

21.19.4.	exercise any or all of the Lender’s rights, remedies, powers or discretions under the Security Documents.

SECTION 7

CHANGES TO PARTIES

22.	CHANGES TO THE PARTIES

22.1.	Transfers by the Borrower

The Borrower may not cede or assign, delegate or otherwise transfer any of its rights or obligations under the Finance Documents without the prior consent of the Lender.

22.2.	Assignments and transfers by the Lender

22.2.1.	The Lender (the Existing Lender) may, by notice to the Borrower, at any time transfer (a Transfer) any of its rights or obligations under Finance Documents by way of cession and assignment or delegation (as applicable) to any other bank or financial institution or to a trust, fund or other person which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

22.2.2.	The Borrower consents to any splitting of claims that may arise as a result of the Existing Lender exercising its rights under this Clause.

22.2.3.	The Borrower shall co-operate and provide to the Existing Lender (and any New Lender) such assistance and information, as may be reasonably required to implement any transfer of rights and obligations under this Clause.

22.3.	Costs resulting from change of Lender

If:

22.3.1.	the Lender cedes any of its rights and/or delegates any of its obligations under a Finance Document; and

22.3.2.	as a result of circumstances existing at the date on which the cession and/or delegation occurs, the Borrower would be obliged to pay a Tax Payment or an Increased Cost,

then, unless the cession and/or delegation is made by the Lender in order to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Borrower need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

SECTION 8

ADMINISTRATION

23.	PAYMENT MECHANICS

23.1.	Payments to the Lender

Unless a Finance Document specifies that payments under that document are to be made in another manner, all payments by the Borrower under the Finance Documents must be made to the Lender to its account at such office or bank in South Africa as it may notify to the Borrower for this purpose by not less than 15 (fifteen) Business Days prior notice. Until otherwise notified by the Lender from time to time, its bank account details for these purposes are as follows:

Bank:	Nedbank Limited
Branch:	Corporate Client Services
Branch Number:	145405
Account Number:	1454115866
Account Name:	Harmony Gold Mining Company Current Account
Reference:	Histopath Proprietary Limited

23.2.	Funds

Payments under the Finance Documents to the Lender must be made for value on the due date in immediately available and freely transferable funds, or at such times and in such funds as the Lender may specify to the Borrower as being customary at the time for the settlement of transactions in Rand in the place for payment.

23.3.	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

23.4.	Business Days

23.4.1.	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not). In the event that the day for performance of any obligation to be performed in terms of any Finance Document should fall on a day which is not a Business Day, the relevant day for performance shall be the succeeding Business Day.

23.4.2.	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

23.5.	Currency of account

Each amount payable under a Finance Document is payable in Rand.

23.6.	Due date not elsewhere specified

If a Finance Document does not provide for when a particular payment is due to the Lender, that payment will be due within 3 (three) Business Days of demand by the Lender.

24.	SET-OFF

The Lender may set off any matured obligation due from the Borrower under the Finance Documents against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

25.	CALCULATIONS AND CERTIFICATES

25.1.	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

25.2.	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

25.3.	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 (three hundred and sixty five) days (irrespective of whether the year in question is a leap year).

26.	NOTICES

26.1.	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

26.2.	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

26.2.1.	in the case of the Borrower:

Address:	Building H303
18 Melrose Arch
Ground Floor
Melrose Arch

Fax number:	+27 11 684 1116

For the attention of:	Mr Colin Matjila

26.2.2.	in the case of the Lender:

Address:	Block 27
Randfontein Office Park
Cnr Main Reef Road & Ward Avenue
Randfontein

Fax number:	+27 (0) 86 628 2332

For the attention of:	The Company Secretary

or any substitute address or fax number or department or officer as the Party may notify to the other Parties by not less than 5 (five) Business Days notice.

26.3.	Domicilia

26.3.1.	Each Party chooses its physical address provided under or pursuant to Clause 26.2 above as its domicilium citandi et executandi at which documents in legal proceedings in connection with a Finance Document may be served.

26.3.2.	Any Party may by written notice to the other Parties change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa, provided that any such change shall only be effective on the fourteenth day after deemed receipt of the notice by the other Parties under Clause 26.4 below.

26.4.	Delivery

26.4.1.	Except as provided below, any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be deemed to have been duly given:

26.4.1.1.	if delivered in person, at the time of delivery;

26.4.1.2.	if posted, 14 (fourteen) days after being deposited in the post, postage prepaid, in a correctly addressed envelope; and

26.4.1.3.	if by fax, e-mail or any other electronic communication, and provided it is received in legible form, on the day of its transmission, except that any such transmission after 16h30 shall be deemed to have been received on the following day;

26.4.1.4.	if by way of courier service, be deemed to have been received on the seventh Business Day following the date of such sending.

26.4.2.	A communication given under Clause 26.4.1 above, but received on a day which is not a Business Day or after business hours in the place of receipt, will be deemed to be given on the next Business Day

26.4.3.	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer detailed in the Lender’s address detail above (or any substitute department or officer as the Lender shall specify for this purpose).

26.5.	English language

Any notice or other document given under or in connection with any Finance Document must be in English.

27.	CONFIDENTIALITY

27.1.	Each Party must keep confidential and not disclose to any person any information provided to it by or on behalf of another Party in connection with its operations and affairs and those of its Affiliates, the Transaction Documents and the transactions contemplated by the Transaction Documents. However, a Party may disclose information:

27.1.1.	which is or becomes publicly available, other than as a result of a breach by a Party of this Clause 27;

27.1.2.	is known to be in the lawful possession or control of the person to whom it is disclosed and is not subject to an obligation of confidentiality;

27.1.3.	in connection with any legal or arbitration proceedings;

27.1.4.	if required to do so under any law or regulation or the rules of any recognised stock exchange;

27.1.5.	to a governmental, banking, taxation or other regulatory authority if required to do so under any applicable law or regulation;

27.1.6.	to its professional advisers;

27.1.7.	to a member of the Group;

27.1.8.	which is required to effect any registrations or filings required under a Transaction Document; or

27.1.9.	with the prior consent of the other Parties.

27.2.	The Lender may provide copies of any Transaction Documents and any information which it has acquired under or in connection with any Transaction Document to an Affiliate or any person with whom it may enter, or has entered, into any transfer, participation or other agreement in relation to this Agreement, if that person has agreed with the Lender to keep that information confidential on the terms of Clause 27.1 above.

27.3.	This Clause 27 above supersedes any previous confidentiality undertaking given by the Parties in connection with the Transaction Documents.

28.	GENERAL PROVISIONS

28.1.	Sole agreement

The Finance Documents constitute the sole record of the agreement between the Parties in regard to the subject matter thereof.

28.2.	No implied terms

No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded in a Finance Document.

28.3.	Rights and remedies

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies of the Lender under the Finance Documents:

28.3.1.	are cumulative and not exclusive of its rights under the general law

28.3.2.	may be exercised as often as the Lender requires;

28.3.3.	may be waived only in writing and specifically.

Delay in the exercise or non-exercise of any right is not a waiver of that right.

28.4.	Extensions and waivers

No latitude, extension of time or other indulgence which may be given or allowed by any Party to any other Party in respect of the performance of any obligation or enforcement of any right under a Finance Document, and no single or partial exercise of any right by any Party, shall be construed to be an implied consent by such Party or operate as a waiver or a novation of, or otherwise affect any of that Party’s rights under or in connection with a Finance Document or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term of a Finance Document.

28.5.	Amendments, waivers and cancellation

28.5.1.	No contract varying, adding to, deleting from or cancelling a Finance Document will be effective unless reduced to writing and signed by or on behalf of the all the persons who are party to that Finance Document.

28.5.2.	The expiry or termination of a Finance Document will not prejudice the rights of the Lender in respect of any antecedent breach by the Borrower of, or non-performance under, that Finance Document.

28.6.	Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid, unenforceable or inoperable in any respect under any law of any jurisdiction, neither the legality, validity, enforceability or operation of the remaining provisions nor the legality, validity, enforceability or operation of such provision under the law of any other jurisdiction will in any way be affected or impaired. The term inoperable in this Clause 28.6 shall include, without limitation, inoperable by way of suspension or cancellation.

28.7.	Renunciation of benefits

The Borrower renounces, to the extent permitted under applicable law, the benefits of each of the legal exceptions of excussion, division, revision of accounts, no value received, errore calculi, non causa debiti, non numeratae pecuniae and cession of actions, and declares that it understands the meaning of each such legal exception and the effect of such renunciation.

28.8.	Independent advice

The Borrower acknowledges that it has been free to secure independent legal and other advice as to the nature and effect of all of the provisions of the Finance Documents and that it has either taken such independent legal and other advice or dispensed with the necessity of doing so. Further, the Borrower acknowledges that all of the provisions of each Finance Document and the restrictions therein contained are part of the overall intention of the Parties in connection with the Finance Documents.

28.9.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 9

GOVERNING LAW AND ENFORCEMENT

29.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by South African law.

30.	JURISDICTION

30.1.	The Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the South Gauteng High Court, Johannesburg, South Africa (or any successor to that division) in regard to all matters arising from the Finance Documents (including a dispute relating to the existence, validity or termination of a Finance Document or any non-contractual obligation arising out of or in connection with a Finance Document) (a dispute).

30.2.	The Parties agree that the courts of South Africa are the most appropriate and convenient courts to settle disputes. The Parties agree not to argue to the contrary and waive objection to this court on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

30.3.	This Clause 30 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a dispute in any other court with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

31.	WAIVER OF IMMUNITY

The Borrower irrevocably and unconditionally:

31.1.	agrees not to claim any immunity from suit, execution, attachment or other legal process brought by the Lender against it in relation to a Finance Document, and to ensure that no such claim is made on its behalf;

31.2.	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

31.3.	waives any right it may have to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

CONDITIONS PRECEDENT

1.	THE BORROWER AND OTHER MAJOR PROJECT PARTIES

1.1.	A copy of the constitutional documents of the Borrower.

1.2.	A copy of a resolution of the board of directors of the Borrower:

1.2.1.	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute the Transaction Documents to which it is a party;

1.2.2.	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

1.2.3.	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

1.3.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

1.4.	A certificate of the Borrower (signed by a director):

1.4.1.	confirming that borrowing or guaranteeing, as appropriate, the Commitment would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded;

1.4.2.	certifying that each copy document specified in this of Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the Closing Date.

2.	FINANCE DOCUMENTS AND TRANSACTION DOCUMENTS

2.1.	An original of each Finance Document duly entered into by each Party to it.

2.2.	An original of each Transaction Document duly entered into by each Party to it.

3.	KNOW YOUR CUSTOMER REQUIREMENTS

Such documentation and other evidence as is reasonably requested by the Lender to carry out and be satisfied that it has complied with all necessary know your customer or similar identification procedures under applicable laws and regulations (including the Financial Intelligence Centre Act, 2001) pursuant to the transactions contemplated in the Finance Documents.

4.	OTHER DOCUMENTS AND EVIDENCE

4.1.	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 10 (Fees) have been paid or will be paid by the Closing Date.

4.2.	A copy of any other authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document.

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Schedule 2

PROJECT COMPANY EVENTS OF DEFAULT

Each of the events or circumstances set out in this Schedule 2 is a Project Company event of default (a “Project Company Event of Default”). A reference to “it” or to “its” in this Schedule 2 is a reference to the Project Company.

1.	Status

1.1.	The Project Company ceases to be a limited liability company, duly incorporated and validly existing under the laws of South Africa.

1.2.	The Project Company ceasing to hold the power to own its assets and carry on its business as it is being conducted.

2.	Financial Statements

2.1.	There has been no material adverse change in its business or financial condition since the latest date to which the Original Financial Statements were drawn up.

3.	Ownership

3.1.	The issued share capital in the Project Company is no longer directly, legally and beneficially owned as follows:

the Sponsor:	70% (seventy per cent);

Histopath:	16% (sixteen per cent);

the Borrower:	3% (three per cent);

BEECo2:	3% (three per cent);

BEECo3:	3% (three per cent);

the Community Trust:	5% (five per cent).

3.2.	Any person acquires any right to call for the allotment, issue or transfer of, to subscribe for or otherwise acquire, any shares or securities in the Project Company, other than in accordance with the Transaction Documents.

3.3.	Any person obtains an order for the rectification of the register of members of the Project Company.

4.	Project Site

4.1.	All authorisations required by the Project Company in connection with its access to and vacant possession of the Project Site cease to be in full force and effect.

4.2.	There exists a covenant, agreement, stipulation, reservation, condition, interest, right or other matter which adversely affects the Project Site.

4.3.	All facilities, services and utilities necessary for the enjoyment and use of the Project Site cease to be enjoyed by the Project Company.

4.4.	A facility, service or utility necessary for the enjoyment and use of the Project Site is provided on terms which conflict with or restrict the Project Company’s use of the Project Site.

4.5.	If the Servitudes have not been registered within a period of 3 (three) years after the Closing Date, and once so registered, cease to be in full force and effect, in favour of the Project Company or the Project Site Property (as applicable).

4.6.	A judgment or order in respect of any adverse claim is made against the Project Company in respect of the ownership of the Project Site or any interest in it, unless that judgment or order is discharged, set aside or stayed pending appeal within 14 (fourteen) days of it being made.

5.	Material Agreements

5.1.	Any Material Agreement ceases to be valid and in full force and effect.

5.2.	Any person (other than the Project Company) becomes entitled to cancel or otherwise terminate, suspend any part of (or any part of its performance under), amend the pricing or other terms of, or impose any penalty, liquidated damages, other onerous conditions or restrictions under, any Material Agreement as a result of any default or breach under or in connection with that Material Agreement.

6.	Insurance

A non-disclosure, misrepresentation or breach of any term of any insurance taken out by the Project Company entitles any insurer of that insurance to repudiate, rescind or cancel it or to treat it as avoided in whole or in part, or otherwise decline any valid claim under it by or on behalf of the Project Company.

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7.	Intellectual Property Rights

7.1.	The Project Company:

7.1.1.	ceases to be the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property Rights which are material in the context of its business and which are required by it in order to carry on its business in all material respects as it is being conducted;

7.1.2.	in carrying on its business, infringes any Intellectual Property Rights of any third party in any respect which has a Material Adverse Effect.

8.	Amendments to documents

8.1.	The Project Company:

8.1.1.	amends its Memorandum of Incorporation or other constitutional documents;

8.1.2.	enters into any agreement with any of its shareholders or any of their Affiliates, other than as set out in the Transaction Documents as in force at the Closing Date; or

8.1.3.	amends or waives any term of the documents delivered to the Lender pursuant to Clause 3.1 (Initial conditions precedent),

without obtaining the prior written consent of the Lender.

9.	Environment

9.1.	The Project Company:

9.1.1.	ceases to comply with all Environmental Law;

9.1.2.	fails to obtain, maintain and ensure compliance with all requisite Environmental Permits;

9.1.3.	fails to implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or might reasonably be expected to have a Material Adverse Effect or is reasonably likely to result in any liability for the Lender.

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Schedule 3

FORM OF COMPLIANCE CERTIFICATE

To:	HARMONY GOLD MINING COMPANY LIMITED

Block 27

Randfontein Office Park

Cnr Main Reef Road & Ward Avenue

Randfontein

From:	BUSINESS VENTURE INVESTMENTS NO. 1677 PROPRIETARY LIMITED

[—], 201[—]

Dear Sirs,

BUSINESS VENTURE INVESTMENTS NO. 1677 PROPRIETARY LIMITED

R18 239 760 Facility Agreement dated [—], 2012

(the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate.

1.	Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as at [relevant testing date]:

	As Calculated	Covenant	Compliance (Yes/No)

Debt Service Cover Ratio

3.	Calculations establishing the figures in paragraph 3 above are set out below:

[—]

4.	We confirm that no Default is continuing as at [relevant testing date].

Signed:

	Director	Director

	[Company]	[Company]

[insert applicable certification language]

for and on behalf of
[name of auditors of the Group]

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Schedule 4

PROJECT DOCUMENTS

1.	The sale of business agreement (the Sale of Business Agreement), dated on or about the Signature Date, between the Project Company (as purchaser) and the Sponsor (as seller), for the sale and purchase of that part of the Sponsor’s business which relate to the mining of certain tailings deposition sites (including related assets and liabilities).

2.	A contract mining agreement (the Contractor Agreement), dated on or about the date of the Sale of Business Agreement, between the Project Company and the Sponsor in terms of which the Sponsor appoints the Project Company to mine the tailing dams (which are the subject matter of the Sale of Business Agreement) for a specified period.

3.	A sale and purchase agreement (the Freegold Sale Agreement), dated on or about the Signature Date, between the Project Company (as purchaser) and Freegold (as seller), for the sale and purchase of the tailings deposition site known as the “St Helena Dams”.

4.	A deed of cession (the Mining Right Deed of Cession) between the Sponsor (as cedent) and

5.	A subscription, sale and shareholders agreement (the Subscription, Sale & Shareholders Agreement), dated on or about the date of the Sale of Business Agreement, between Histopath, BEECo2, BEECo3, the Community Trust, the Borrower, the Sponsor and the Project Company for the purpose of regulating the relationships between the shareholders of the Project Company and the Project Company and its shareholders.

6.	A services agreement (the Services Agreement), dated on or about the date of the Sale of Business Agreement, between the Sponsor and the Project Company, for the provision to the Project Company of certain services previously provided by the Sponsor in respect of the business acquired by the Project Company under the Sale of Business Agreement.

7.	The following deeds of undertakings (the BEECo Undertakings) given to the Sponsor pursuant to the Sale of Business Agreement:

7.1.	a written deed of undertakings, dated on or about the date of the Sale of Business Agreement, pursuant to which Kopano Ke Matla Investment Company (Proprietary) Limited (Kopano Ke Matla) undertakes not to dispose of its shares in the issued share capital of Kopano Resources (Proprietary) Limited and the trustees for the time being of the Kopano Ke Matla Trust undertake not to dispose of its shares in the issued share capital of Kopano Ke Matla for a specified period; and

7.2.	a written deed of undertakings, dated on or about the date of the Sale of Business Agreement, given by the Trustees for the time being of the Masincazelane Trust in respect of its shares in Masincazelane Investments (Proprietary) Limited on substantially the same terms as those referred to in paragraph 7.1 above.

8.	A written deed of undertakings (the Sikhuliso Undertaking), dated on or about the date of the Sale of Business Agreement, pursuant to which (a) the shareholders of Sikhuliso undertake not to dispose of their shares in the issued share capital of Sikhuliso for a specified period; and (b) the Sponsor, for the duration of that period, holds the share certificates issued to those shareholders in respect of their shares in the issued share capital of Sikhuliso.

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SIGNATURE PAGE

THE BORROWER

/s/
For and on behalf of: BUSINESS VENTURE INVESTMENTS NO. 1677 PROPRIETARY LIMITED		For and on behalf of: BUSINESS VENTURE INVESTMENTS NO. 1677 PROPRIETARY LIMITED

Name:	M.C. Matjila	Name:

Office:	Director	Office:
	(who warrants his authority)		(who warrants his authority)

THE LENDER

/s/
For and on behalf of: HARMONY GOLD MINING COMPANY LIMITED		For and on behalf of: HARMONY GOLD MINING COMPANY LIMITED

Name:	Graham Briggs	Name:

Office:	Director	Office:
	(who warrants his authority)		(who warrants his authority)

22.	CHANGES TO THE PARTIES	68

23.	PAYMENT MECHANICS	69

24.	SET-OFF	70

25.	CALCULATIONS AND CERTIFICATES	70

26.	NOTICES	70

27.	CONFIDENTIALITY	72

28.	GENERAL PROVISIONS	73

29.	GOVERNING LAW	75

30.	JURISDICTION	75

31.	WAIVER OF IMMUNITY	76

Schedule 1		1

Schedule 2		1

Schedule 3		1

Schedule 4		1

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